As filed with the Securities and Exchange Commission on February 8 , 2012

Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM S-1/A
Amendment No. 2

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
_________________________________

MagneGas Corporation
(Exact name of registrant as specified in its charter)

Delaware	3559	26-0250418
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

150 Rainville Road
Tarpon Springs, FL 34689
(727) 934-3448
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, DE 19808
(800) 927-9801
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications, including communications sent to agent for service, should be sent to:

Gregg E. Jaclin, Esq. Anslow & Jaclin LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726 Tel No.: (732) 409-1212 Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per share (2)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value per share	19,037,500		$0.19		$3,617,125	$415

Warrants to purchase common stock	20,025,625	(3)	$0.30	(4)	$6,193,688

Warrants to purchase common stock	150,000	(3)	$0.25	(4)	$37,500

Common stock, $0.001 par value per share, issuable upon exercise of the Warrants	20,170,625	(5)	$0.19		$3,832,419	$439

Total						$854

(1)
This registration statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the OTC Bulletin Board on December 19, 2011, which was $0.19 per share.

(3)	No fee pursuant to Rule 457(g).
(4)	The warrants will be sold at this fixed price, which is based on the exercise price of the warrants.
(5)
Represents shares of the registrant’s common stock issuable upon exercise of warrants to purchase shares of common stock being registered for resale. Such warrants have been issued to certain selling stockholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED February 8 , 2012

39,208,125 Shares of Common Stock
20,170,625 Warrants to Purchase Common Stock

MAGNEGAS CORPORATION

This prospectus covers the sale by the selling stockholders of up to (i) 19,037,500 shares of common stock, par value $0.001 per share, (ii) 20,170,625 warrants to purchase common stock, (iii) 20,020,625 shares issuable upon exercise of the warrants at an exercise price of $0.30 per share, and (iv) 150,000 shares issuable upon exercise of the warrants at an exercise price of $0.25 per share. The shares and warrants being sold by the selling stockholders were issued to them in a private placement transaction which was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended. Our common stock and warrants are more fully described in “Description of Securities.”

These shares and warrants will be offered for sale by the selling shareholders in accordance with the “Plan of Distribution.” We will not receive any proceeds from the sales of shares of our common stock or warrants by the selling stockholders. However, to the extent the warrants are exercised for cash, if at all, we will receive up to $6,043,688. We will pay the expenses incurred in connection with the offering described in this prospectus, with the exception of brokerage expenses, fees, discounts and commissions, which will be paid by selling stockholders.

The prices at which the selling stockholders may sell the shares of common stock and warrants that are part of this offering may be market prices prevailing at the time of sale, at negotiated prices, at fixed prices, or at varying prices determined at the time of sale. See “Plan of Distribution.”

Our common stock is presently traded on the OTC Bulletin Board (the “OTCBB”) under the symbol MNGA. On February 7 , 2012, the last sale price of our shares as reported by the OTCBB was $0.23 per share. There is presently no public market for our warrants and they will be sold at a fixed price, which is based on the exercise price of the warrants. If and when our warrants are quoted on the OTCBB, they will be sold at prevailing market prices or at privately negotiated prices.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 to read about factors you should consider before investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____, 2011

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, before making an investment decision. All references to “we,” “us,” “our,” and the “company” mean MagneGas Corporation.

Our Company

MagneGas Corporation is an alternative energy company that creates and produces hydrogen based alternative fuel through the gasification of liquid waste. We have developed a process which transforms various types of liquid waste through a proprietary plasma arc machine. The result of the process is to carbonize the waste for normal disposal. A byproduct of this process is to produce an alternative to natural gas currently sold in the metalworking market. We produce gas bottled in cylinders for the purpose of distribution to the metalworking market as an alternative to acetylene. Additionally, we market, for sale or licensure, our proprietary plasma arc technology. Through the course of our business development, we have established a retail and wholesale platform to sell our fuel for use in the metalworking and manufacturing industries. In 2010, we recognized our initial sale of a Plasma Arc Flow unit and are continuing efforts to sell or lease additional equipment to end users. We reported a net loss of $783,738 for the fiscal year ended December 31, 2009, a net income of $23,600 for the fiscal year ended December 31, 2010 and a net loss of $1,080,508 for the nine months ended September 30, 2011 compared to a net income of $56,800 for the nine months ended September 30, 2010. We use $150,000 per month to fund our operations.

Our Industry

We focus our efforts on producing and selling fuel and equipment for the metalworking fuel market. This market is currently dominated by acetylene gas. Acetylene gas is considered toxic, emits soot when it burns and can be volatile. In recent months, several acetylene production plants have exploded, causing a shortage of acetylene and raising prices. MagneGas fuel on the other hand, emits oxygen when it burns and independent users have rated MagneGas as a cleaner alternative to acetylene.

According to a recent report on the global market for metalworking gasses by the Freedonia Group, it was reported that “demand for industrial gases in metal welding and fabrication markets is projected to increase 8.6 percent per year to $5.6 billion in 2014. Gains will be driven primarily by expanding industrial production and construction activity. As a result, the greatest opportunities for growth will emerge in China, India and other developing economies, where industrialization is proceeding most rapidly and where further infrastructural development is key to sustained economic growth. Western Europe, North America and Japan will remain the largest consumers of industrial gases for welding and fabrication markets, although growth opportunities will not equal those of developing economies.”

Our Competitive Strengths

Patented, sustainable, disruptive technology and fuel source – Our patented Plasma Arc Flow technology recycles liquid waste through a patented process, producing a hydrogen-based fuel called MagneGasTM, which the we believe can become, among other things, a replacement for acetylene.

World class technology team – We are led by our CEO and Chief Scientist Dr. Santilli, who has been nominated for Nobel Prizes in Physics and Chemistry. He is a former professor at both Harvard and MIT. He has received numerous Department of Energy research grants for the development of chemically unique clean fuel.

Immediate commercial applications – Our MagneGas fuel and Plasma Flow Arc technology are now both selling in the United States and globally. We expect our disruptive technology to displace current fuel gases such as acetylene.

Multiple revenue channels – We earn revenue from both clean fuel sales (domestic) and big-ticket sales of equipment (international).

Rapid growth potential – We expect to grow revenue through rapid growth in production and sales of MagneGas in the acetylene and natural gas markets, as well as through our international licensing agreement in China.

Our Growth Strategies

Our current focus is to continue the penetration achieved to date by MagneGas fuel, primarily as an alternative for acetylene, into the global market for metalworking and fabrication gasses; a market which is projected to grow more than 8% annually to $5.6 billion by 2014.

Our top priority is to grow sales of MagneGas primarily through an expanding network of established industrial gas distributors and strategic customers. We have distributors in Pennsylvania, Alabama, Michigan and Florida. We also have a retail operation in Florida selling fuel directly to end users. We have obtained approval from the Department of Transportation to deliver fuel in Florida and currently have several customers purchasing fuel directly.

Even at current, early stage, modest production rates, we believe we can sell MagneGas fuel for 20% to 30% less than acetylene. We project that this economic advantage over acetylene will become greater as production scales up to meet the demand that is already in the pipeline.

And while MagneGas fuel costs are expected to decrease with scaling, some welding industry participants project that the cost of acetylene will rise due to the increasing costs of the calcium carbide from which acetylene is derived. Furthermore, increasingly stringent health and safety regulations will further constrain the production and use of acetylene. In short, we believe the negative economic and regulatory forces acting on acetylene contribute to the beneficial conditions and timing for the adoption of MagneGas fuel as a substitute product.

We plan to expand through the use of direct marketing, exhibiting at trade events and networking opportunities. We plan to expand retail operations in Florida by leveraging existing customers for industry introductions. In the remainder of the United States, we plan to install filling stations in various geographically favorable locations and sell fuel to existing welding fuel distributors for quicker market penetration. In countries outside of the United States, we plan to conduct web-based marketing campaigns and attend industry events to attract potential equipment buyers. Those buyers are expected to purchase or lease equipment from us to produce fuel and sell that fuel to market while paying a royalty to us.

Our Products

We currently have two products: the fuel called MagneGas™ and the machines that produce that gas known as Plasma Arc Flow refineries.

Fuel

We currently produce MagneGas™ for the metalworking market from a feedstock of virgin ethylene glycol (automotive anti-freeze) which is purchased in bulk from outside suppliers. This is a temporary measure while we secure the permits required to process and handle post-consumer waste feedstock such as ethylene glycol and eventually municipal streams such as sewage and sludge.

The fuel is hydrogen based and can be used to replace natural gas. It is currently sold as a replacement for acetylene in the metalworking market.

The fuel is comprised of approximately 65% hydrogen, carbon monoxide, carbon dioxide and other trace gases. It is stored in hydrogen cylinders which are then sold to market. We believe can sell the cylinders at a 20% to 30% lower price than acetylene.

Equipment

The Plasma Arc Flow technology can gasify many forms of liquid waste such as ethylene glycol, sewage and sludge.

Plasma Arc Flow refineries have been configured in various sizes ranging from 50kw to 500kw depending on the application. Plasma Arc Flow refineries range in price from $1 Million to $3 Million. A 200Kw refinery was sold in 2010 to a customer in China for $1.855 Million.

The patented Plasma Arc Flow process is based on the flow of a carbon-rich, liquid feedstock through an electric arc between two electrodes submerged in the feedstock. The arc decomposes the liquid molecules into atoms and forms an ultra-high temperature plasma around the tips of the electrodes which sterilizes any waste matter. The Plasma Arc Flow also controls the formation of MagneGas™, a hydrogen-rich fuel, which bubbles to the surface of the refining vessel for easy collection and subsequent compression. In this way, liquid waste streams or oils are converted into MagneGas™ with minimal by-products such as sterilized water (if using sewage as feedstock) and only a small amount of carbonaceous precipitates or other inert solids which are strained out for periodic removal and disposal.

Recent Developments

On October 28, 2011, we entered into a purchase agreement with certain investors for the sale of shares of our common stock at a purchase price of $0.16 per unit and five-year warrants to purchase shares of our common stock at an exercise price of $0.30 per share (the “Private Placement”). Closings for the sale of such shares took place on October 28 and November 8, 2011, at which an aggregate of 19,662,500 shares and warrants to purchase 19,662,500 shares were issued. The estimated gross proceeds from the sale of these shares and warrants, before deducting the placement agent fees and estimated expenses, was approximately $3,146,000. The holders of the shares purchased in the private placement are entitled to weighted-average antidilution protection, with certain exceptions, until the 12-month anniversary of the initial closing in the event of sales and issuances of securities by us at less than the purchase price under the purchase agreement.

Northland Securities served as placement agent (the “Placement Agent”) for the Private Placement and received as compensation for its services $220,220 in cash, five-year warrants to purchase 983,125 shares of our common stock at an exercise price of $0.30 per share and ten-year warrants to purchase 150,000 shares of our common stock at an exercise price of $0.25 per share, which were thereafter amended to a five-year term.

The Offering

In connection with the Private Placement as described above under “Recent Developments,” we agreed to register under the Securities Act of 1933, the shares of common stock, the warrants issued to investors, and the shares of common stock issuable on exercise of the warrants issued to the investors. We also agreed to register under the Securities Act of 1933 the warrants issued to the Placement Agent and the shares of common stock issuable on exercise of the warrants issued to the Placement Agent.

We are registering shares of our common stock and warrants to purchase shares of common stock for sale by the selling stockholders identified in “Selling Stockholders,” which consist of:

19,037,500 shares of common stock issued to the investors in the Private Placement;

Five-year warrants to purchase up to 19,037,500 shares of common stock issued to the investors in the Private Placement;

19,037,500 shares of common stock underlying warrants issued to investors in the Private Placement;

Five-year warrants to purchase up to 983,125 shares of common stock issued to the Placement Agent in the Private Placement;

983,125 shares of common stock underlying the warrants issued to the Placement Agent in the Private Placement;

Five-year warrants to purchase up to 150,000 shares of common stock issued to the Placement Agent in the Private Placement; and

150,000 shares of common stock underlying the warrants issued to the Placement Agent in the Private Placement;

The shares of common stock and warrants to purchase common stock offered under this prospectus may be sold by the selling stockholders in the manner described in “Plan of Distribution.” Information regarding the selling stockholders, the shares and warrants they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares and warrants is set forth in “Selling Stockholders” and “Plan of Distribution.” We will not receive any of the proceeds from those sales. However, we may receive up to $6,043,688 upon the exercise of the warrants if the holders exercise them for cash. The registration of common stock pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling stockholders.

Shares of common stock outstanding after the offering (assuming full exercise of all of the outstanding warrants registered in this offering)	174,559,921 shares of common stock.

Risk Factors	The common stock and warrants offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” below.

OTCBB Symbol	“MNGA”

The number of shares of our common stock outstanding after this offering is based on 154,389,296 shares outstanding as of February 7, 2012, and excludes:

• Warrants to purchase up to 1,354,763 shares of common stock for exercise prices of between $0.08 and $0.21.
• Warrants to purchase up to 20,795,625 shares of common stock for exercise prices of between $0.25 and $0.30.

Corporate Information

Our principal executive offices are located at 150 Rainville Road, Tarpon Springs, FL 34689 and our telephone number is (727) 934-3448. Our website address is www.magnegas.com . The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part. The information on our website is not part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our shares of common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

Risks Relating to the Company’s Business

We have a limited operating history and there can be no assurance that we can achieve or maintain profitability.

We have a limited operating history that can be used to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays that we may encounter because we are a small business. As a result, we may not be profitable and we may not be able to generate sufficient revenue to develop as we have planned.

Our ability to achieve and maintain profitability and positive cash flow will be dependent upon:

•	Management’s ability to maintain the technology and skills necessary for our fuel conversion services;
•	Our ability to keep abreast of the changes by the government agencies and law particularly in the areas of intellectual property and environmental regulation;
•	Our ability to attract customers who require the products and services we offer;
•	Our ability to generate revenues through the sale of our products and services to potential clients; and
•	Our ability to manage the logistics and operations of the Company and the distribution of our products and services.

We have had operating losses since formation and expect to incur net losses for the near term.

We reported a net loss of $783,738 for the fiscal year ended December 31, 2009, a net income of $23,600 for the fiscal year ended December 31, 2010 and a net loss of $1,080,508 for the nine months ended September 30, 2011. We anticipate that we will lose money in the near term and we may not be able to achieve profitable operations. In order to achieve profitable operations we need to secure sales of fuel and Plasma Arc Flow refinery systems. We cannot be certain that our business will be successful or that we will generate significant revenues and become profitable.

The growth of our business depends upon the development and successful commercial acceptance of our products.

We depend upon a variety of factors to ensure that our MagneGas fuel and Plasma Arc Flow system are successfully commercialized, including timely and efficient completion of design and development, implementation of manufacturing processes, and effective sales, marketing, and customer service. Because of the complexity of our products, significant delays may occur between development, introduction to the market and volume production phases.

The development and commercialization of the MagneGas fuel and Plasma Arc Flow system involves many difficulties, including:

•	retention and hiring of appropriate operational, research and development personnel;
•	determination of the products’ technical specifications;
•	successful completion of the development process;
•	successful marketing of the MagneGas fuel and Plasma Arc Flow system and achieving customer acceptance;
•	managing inventory levels, logistics and operations; and
•	additional customer service and warranty costs associated with supporting product modifications and/or subsequent potential field upgrades.

We must expend significant financial and management resources to develop and market our MagneGas fuel and Plasma Arc Flow system. We cannot assure that we will receive meaningful revenue from these investments. If we are unable to continue to successfully develop or modify our products in response to customer requirements or technological changes, or our products are not commercially successful, our business may be harmed.

The possibility of a global financial crisis may significantly impact our business and financial condition and our ability to attract customers to our relatively new technology for the foreseeable future.

The turmoil in the global financial system may adversely impact our ability to raise capital, invest in the development and refinement of our technology and to successfully market it to new customers. We may face increasing challenges if conditions in the financial markets do not improve over time. Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise financing, which could have a material negative impact on our flexibility to react to changing economic and business conditions. The economic situation could have a material negative impact on our ability to attract new customers willing to try our alternative fuel products or purchase our technology.

Failure to comply with government regulations will severely limit our sales opportunities and future revenue.

Failure to obtain operating permits, or otherwise to comply with federal and state regulatory and environmental requirements, could affect our abilities to market and sell the MagneGas fuel and the Plasma Arc Flow system and could have a material adverse affect on our business and operations.

We and our customers may be required to comply with a number of federal, state and local laws and regulations in the areas of safety, health and environmental controls. In as much as we intend to market the Plasma Arc Flow system internationally, we will be required to comply with laws and regulations and, when applicable, obtain permits in those other countries.

We cannot be certain that we will be able to obtain or maintain, required permits and approvals, that new or more stringent environmental regulations will not be enacted or that if they are, that we will be able to meet the stricter standards.

Our technology is unproven on a large-scale industrial basis and could fail to perform in an industrial production environment.

The Plasma Arc Flow System has never been utilized on a large-scale industrial basis. All of the tests that we have conducted to date with respect to our technology have been performed on limited quantities of liquid waste, and we cannot assure you that the same or similar results could be obtained on a large-scale industrial basis. We cannot predict all of the difficulties that may arise when the technology is utilized on a large-scale industrial basis. In addition, our technology has never operated at a volume level required to be profitable. As our product is an alternative to acetylene, the unstable price of acetylene will impact our ability to become profitable and to sell cost competitive fuel. It is possible that the technology may require further research, development, design and testing prior to implementation of a larger-scale commercial application. Accordingly, we cannot assure you that this technology will perform successfully on a large-scale commercial basis, that it will be profitable to us or that our MagneGas fuel will be cost competitive in the market.

Our future success is dependent, in part, on the performance and continued service of Scott Wainwright, our President, and Dr. Ruggero Maria Santilli, our CEO. Without their continued service, we may be forced to interrupt our operations.

We are presently dependent to a great extent upon the experience, abilities and continued services of Scott Wainwright, our President and Dr. Ruggero Maria Santilli, our CEO. Scott Wainwright has developed strategic relationships in our industry that are critical to our success and has obtained knowledge of our product that will take substantial time to replace. Dr. Santilli is the inventor of the technology and the chief scientist at our Company and as such his knowledge of the intellectual property associated with the development and implementation of our technology is critical to our success. The loss of either of their services would delay our business operations substantially.

Our related party transactions may cause conflicts of interests that may adversely affect our business.

Our intellectual property was purchased through a related party transaction with HyFuels, Inc, who through the transaction became a shareholder of the Company. We currently lease our building through a related party transaction with a company wholly owned by Dr. and Mrs. Santilli. We own a 20% interest in Magnegas Europe, a Company whose CEO and major shareholder is Ermanno Santilli, our Executive Vice President of International Relations and the son of Dr. Santilli. In addition, Dr. Santilli has personally contributed a small refinery for our use and we have received various small notes and loans from related parties, all of which have been paid in full.

We believe that these transactions and agreements that we have entered into with these affiliates are on terms that are at least as favorable as could reasonably have been obtained at such time from third parties. However, these relationships could create, or appear to create, potential conflicts of interest when our board of directors is faced with decisions that could have different implications for us and these affiliates. The appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public’s perception of us, as well as our relationship with other companies and our ability to enter into new relationships in the future, which could have a material adverse effect on our ability to raise capital or to do business.

The success of our business depends, in part, upon proprietary technologies and information which may be difficult to protect and may be perceived to infringe on the intellectual property rights of third parties.

We believe that the identification, acquisition and development of proprietary technologies are key drivers of our business. Our success depends, in part, on our ability to obtain patents, maintain the secrecy of our proprietary technology and information, and operate without infringing on the proprietary rights of third parties. We cannot assure you that the patents of others will not have an adverse effect on our ability to conduct our business, that the patents that provide us with competitive advantages will not be challenged by third parties, that we will develop additional proprietary technology that is patentable or that any patents issued to us will provide us with competitive advantages. Further, we cannot assure you that others will not independently develop similar or superior technologies, duplicate elements of our biomass technology or design around it.

In order to successfully commercialize our proprietary technologies, it is possible that we may need to acquire licenses to use, or to contest the validity of, issued or pending patents. We cannot assure you that any license acquired under such patents would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest. In addition, we could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party's patents or in defending the validity or enforceability of our patents, or in bringing patent infringement suits against other parties based on our patents.

In addition to the protection afforded by patents, we also rely on trade secrets, proprietary know-how and technology that we seek to protect, in part, by confidentiality agreements with our prospective joint venture partners, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any such breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

We have the potential risk of product liability which may subject us to litigation and related costs

Our Plasma Arc Flow system may be utilized in a variety of industrial and other settings, and may be used to handle materials resulting from the user's generation of liquid waste and the creation of a compressed hydrogen based fuel for distribution to end customers. The equipment, cylinders and gas will therefore be subject to risks of breakdowns and malfunctions. There is also inherent risk in the compression, transportation and use of the MagneGas fuel. It is possible that claims for personal injury and business losses arising out of these risks, breakdowns and malfunctions will occur. Our insurance may be insufficient to provide coverage against all claims, and claims may be made against us even if covered by our insurance policy for amounts substantially in excess of applicable policy limits. Such an event could have a material adverse effect on our business, financial condition and results of operations.

Because we are smaller and have fewer financial and other resources than many alternative fuel companies, we may not be able to successfully compete in the very competitive alternative fuel industry.

Fuel is a commodity. There is significant competition among existing fuel producers. Our business faces competition from a number of producers that can produce significantly greater volumes of fuel than we can or expect to produce, producers that can produce a wider range of fuel products than we can, and producers that have the financial and other resources that would enable them to expand their production rapidly if they chose to. These producers may be able to achieve substantial economies of scale and scope, thereby substantially reducing their fixed production costs and their marginal productions costs. If these producers are able to substantially reduce their marginal production costs, the market price of fuel may decline and we may be not be able to produce biogas at a cost that allows us to compete economically. Even if we are able to operate profitably, these other producers may be substantially more profitable than us, which may make it more difficult for us to raise any financing necessary for us to achieve our business plan and may have a materially adverse effect on the market price of our common stock.

Costs of compliance with burdensome or changing environmental and operational safety regulations could cause our focus to be diverted away from our business and our results of operations may suffer.

Liquid waste disposal and fuel production involves the discharge of potential contaminants into the water and air and is subject to various regulatory and safety requirements. As a result, we are subject to complicated environmental regulations of the U.S. Environmental Protection Agency and regulations and permitting requirements of the various states. These regulations are subject to change and such changes may require additional capital expenditures or increased operating costs. Consequently, considerable resources may be required to comply with future environmental regulations. In addition, our production plants could be subject to environmental nuisance or related claims by employees, property owners or residents near the plants arising from air or water discharges. Environmental and public nuisance claims, or tort claims based on emissions, or increased environmental compliance costs resulting therefrom could significantly increase our operating costs.

As MagneGas fuel is new to the metalworking market, it may take time for the industry to adapt to it. In addition, the economy may adversely impact consumption of fuel in the metalworking market making it more difficult for us to sell our product.

MagneGas fuel is a replacement for acetylene for the metalworking market. As this is a new product in the industry, it may take time for end users to consider changing from acetylene to MagneGas and as such this may adversely impact our sales. In addition, consumption for fuel in the metalworking market is highly dependent on the economic conditions of the manufacturing industry and as such adverse conditions in the economy may also negatively impact our ability to sell our fuel to market.

Risks Related to our Common Stock:

Our common stock is quoted only on the OTC Bulletin Board (“OTCBB”), which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCBB. The OTCBB is a significantly more limited market than the New York Stock Exchange or the NASDAQ Stock Market. The quotation of our shares on the OTCBB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

There can be no assurance that there will be an active market for our shares of common stock either now or in the future. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. As a result holders of our securities may not find purchasers for our securities should they to desire to sell them. Consequently, our securities should be purchased only by investors having no need for liquidity in their investment and who can hold our securities for an indefinite period of time.

The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are, compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our limited operating history, lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance.

Future sales of our common stock in the public market by management or our large stockholders could lower our stock price.

Our largest stockholders (each of whom has a representative on our Board of Directors or is on the Board of Directors themselves), together with the other members of our Board of Directors and our executive officers, collectively beneficially own 65.7% of our outstanding common stock. If our officers, directors and current stockholders sell, or indicate intent to sell, substantial amounts of our common stock in the public market, the trading price of our common stock may decline significantly.

Our Shares of common stock are very thinly traded, and the price may not reflect our value and there can be no assurance that there will be an active market for our shares of common stock now or in the future.

Although our common stock is quoted on the OTCBB, our shares of common stock are very thinly traded, and the price of our common stock, if traded, may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. As a result holders of our securities may not find purchasers our securities should they to sell securities held by them. Consequently, our securities should be purchased only by investors having no need for liquidity in their investment and who can hold our securities for an indefinite period of time.

If a more active market should develop, the price of our shares of common stock may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms may not be willing to effect transactions in our securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of common stock as collateral for any loans.

We expect to apply for listing of our common stock on a senior exchange, however, there can be no guarantee that such listing shall be achieved at any time.

The members of our Board of Directors, their affiliates and our executive officers, as stockholders, control our company.

Our largest stockholders (each of whom has a representative on our Board of Directors or is on the Board of Directors themselves) together with the other members of our Board of Directors and our executive officers, as stockholders, collectively beneficially own 65.9% of our outstanding common stock. As a result of this ownership, they have the ability to significantly influence all matters requiring approval by stockholders of our company, including the election of directors. In particular, Dr. Ruggero Maria Santilli, Chairman of the Board of Directors, beneficially owns 43.9% of our outstanding common stock and Allen Feng, a director of our company, beneficially owns 14.2% of our outstanding common stock. As a result, Messrs. Santilli and Feng beneficially own an aggregate of 58.1% of our outstanding stock and have the ability to significantly influence all matters requiring approval by stockholders of our company. This concentration of ownership also may have the effect of delaying or preventing a change in control of our company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise receive a premium for their shares over current market prices.

If securities or industry analysts do not publish research or reports about us, or publish negative reports about our business, our share price could decline.

Securities analysts currently do not cover our common stock and may not do so in the future. Our lack of analyst coverage might depress the price of our common stock and result in limited trading volume. If we do receive analyst coverage in the future, any negative reports published by such analysts could have similar effects.

Future issuance of our common stock could dilute the interests of existing stockholders.

We may issue additional shares of our common stock in the future. The issuance of a substantial amount of common stock could have the effect of substantially diluting the interests of our current stockholders. In addition, the sale of a substantial amount of common stock in the public market, either in the initial issuance or in a subsequent resale by the target company in an acquisition which received such common stock as consideration or by investors who acquired such common stock in a private placement could have an adverse affect on the market price of our common stock.

The application of the SEC’s “penny stock” rules to our common stock could limit trading activity in the market, and our stockholders may find it more difficult to sell their stock.

Our common stock is currently trading at less than $5.00 per share and is therefore subject to the SEC’s penny stock rules. Before a broker-dealer can sell a penny stock, these rules require that it first approve the customer for the transaction and receive from the customer a written agreement to the transaction. It must furnish the customer a document describing the risks of investing in penny stocks. The broker-dealer must also tell the customer the current market quotation, if any, for the penny stock and the compensation the firm and its broker will receive for the trade. Finally, it must send monthly account statements showing the market value of each penny stock held in the customer’s account. These disclosure requirements tend to make it more difficult for a broker-dealer to make a market in penny stocks, and could, therefore, reduce the level of trading activity in a stock that is subject to the penny stock rules. Consequently, our stockholders may find it more difficult to sell their stock as compared to other securities.

We do not intend to pay dividends for the foreseeable future, and you must rely on increases in the market prices of our common stock for returns on your investment.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements that involve risks and uncertainties, principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this Report, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assumes no obligation to update any such forward-looking statements.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Before you invest in our securities, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this Report could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this Report to conform our statements to actual results or changed expectations.

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend on our financial condition, operating results, capital requirements and such other factors as our Board of Directors deems relevant. In addition, our credit facility restricts our ability to pay dividends.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares and warrants described in this prospectus. However, we may receive up to $6,043,688 upon the exercise of the warrants if the holders exercise them for cash. If some or all of the warrants are exercised, the money we receive will be used for general corporate purposes, including working capital requirements.

PENNY STOCK CONSIDERATIONS

Our common stock will be a penny stock, therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

SELLING STOCKHOLDERS

The common shares and warrants held by selling stockholders being registered for resale consist of 19,037,500 shares of our common stock that are issued and outstanding, warrants to purchase 20,170,625 shares of common stock, and 20,170,625 shares of our common stock issuable upon exercise of the warrants held by the selling stockholders. These selling stockholders include the certain investors in our Private Placement that closed on October 28, 2011 and November 8, 2011 and the Placement Agent in our Private Placement.

The following table provides certain information with respect to the selling stockholders’ beneficial ownership of our common stock as of February 7 , 2012, the total number of shares they may sell under this prospectus from time to time, and the number of shares they will own thereafter assuming no other acquisitions or dispositions of our common stock. For the table below, beneficial ownership of our common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes any shares of common stock over which a selling stockholder exercises sole or shared voting or investment power, or of which a selling stockholder has a right to acquire ownership at any time within 60 days of February 7 , 2011. The selling stockholders can offer all, some or none of their shares, thus we have no way of determining the number they will hold after this offering. We have therefore prepared the table below on the assumption that the selling stockholders will sell all shares covered by this prospectus.

Name of Selling Stockholder	Shares Beneficially Owned prior to Offering	Percentage Beneficially Owned prior to Offering	Shares to Offer (1)	Shares Beneficially Owned after Offering	Percentage Beneficially Owned After Offering
Jeb Partners, L.P.	6,250,000	4.0%	6,250,000	-	-
Robert L Dingess and Sherry L Dingess JT TEN	6,250,000	4.0%	6,250,000	-	-
Manchester Explorer, LP	5,625,000	3.6%	5,625,000	-	-
James E. Besser	3,750,000	2.4%	3,750,000	-	-
John G. Bowlsby	1,250,000	*	1,250,000	-	-
Hubert G. Phipps	1,250,000	*	1,250,000	-	-
Larry R Zilverberg & Susan E Zilberberg JT TEN	1,250,000	*	1,250,000	-	-
Northland Securities, Inc. (2)	1,133,125	*	1,133,125	-	-
Micro PIPE Fund l, LLC	937,500	*	937,500	-	-
Mark Weinzierl & Denise Weinzierl Tenants by Entirety	700,000	*	700,000	-	-
James J. Tiampo Money Purchase Plan & Trust (Keogh)	625,000	*	625,000	-	-
Cranshire Capital Master Fund, Ltd.	625,000	*	625,000	-	-
A. David Flor	625,000	*	625,000	-	-
Ted E. Warner	625,000	*	625,000	-	-
Lawrence Rayner & Sally G Rayner JT TEN	625,000	*	625,000	-	-
Patricia Vogelpohl	625,000	*	625,000	-	-
Richard H Nicholson	625,000	*	625,000	-	-
Shanna L. Cullen	625,000	*	625,000	-	-
Robert L Dingess II	625,000	*	625,000	-	-
Sherry L. Dingess	625,000	*	625,000	-	-
Robert J. Evans	625,000	*	625,000	-	-
Pershing LLC Custodian FBO Stan R Hildestad Roth IRA	500,000	*	500,000	-	-
Geraldine S DeGenova TTEE Geraldine S DeGenova Revocable Trust uad 8/9/1996 and 12/8/2006	312,500	*	312,500	-	-
Pershing LLC Custodian FBO Gary L Hofer IRA	312,500	*	312,500	-	-
Ramon T Mischkot	312,500	*	312,500	-	-
Kraig Lungstrom	312,500	*	312,500	-	-
William G Baratka & Elizabeth A Baratka TTEES William G Baratka & Elizabeth A Baratka Revocable Trust uad 3/16/2000	312,500	*	312,500	-	-
Gustav Hoffmann & Helen Hoffmann JT TEN	312,500	*	312,500	-	-
Elden Lamprecht	312,500	*	312,500	-	-
David D Ward	312,500	*	312,500	-	-
Pershing LLC Custodian FBO Mark J Hoel Roth IRA	312,500	*	312,500	-	-
Pershing LLC Custodian FBO Mike Fernandez IRA	312,500	*	312,500	-	-
David W Andreas TTEE David W Andreas Trust uad 8/16/1994 restated 5/24/1995	156,250	*	156,250	-	-
Donna J Andreas TTEE Donna J Andreas Trust uad 8/16/1994 restated 5/24/1995	156,250	*	156,250	-	-
TOTAL	39,208,125		39,208,125
________________________________
* Less than 1%

(1)
Includes the shares of common stock and the shares underlying the warrants issued to investors in the Private Placement that closed October 28, 2011 and November 8, 2011 as well as the shares underlying the warrants issued to the Placement Agent August 4, 2011 and November 8, 2011.

(2)
Northland Securities, Inc. served as Placement Agent for the Private Placement and is a registered broker-dealer. Northland Securities, Inc. has been engaged to serve as an underwriter for our contemplated public offering.

Except as disclosed in the table above, to our knowledge, none of the selling stockholders or beneficial owners:

•	has had a material relationship with us other than as a stockholder at any time within the past three years;
•	has ever been one of our officers or directors or an officer or director of our affiliates; or
•	are broker-dealers or affiliated with broker-dealers.

With respect to those selling stockholders noted below who are or were affiliated with registered broker-dealers, each has represented to us that the shares being registered for resale were purchased in the ordinary course of business and, at the time of purchase, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

DESCRIPTION OF BUSINESS

Our Company

MagneGas Corporation is an alternative energy company that creates and produces hydrogen based alternative fuel through the gasification of liquid waste. We have developed a process which transforms various types of liquid waste through a proprietary plasma arc machine. The result of the product is to carbonize the waste for normal disposal. A byproduct of this process is to produce an alternative to natural gas currently sold in the metalworking market. We produce gas bottled in cylinders for the purpose of distribution to the metalworking market as an alternative to acetylene. Additionally, we market, for sale or licensure, our proprietary plasma arc technology. Through the course of our business development, we have established a retail and wholesale platform to sell our fuel for use in the metalworking and manufacturing industries. In 2010, we recognized our initial sale of a Plasma Arc Flow unit and are continuing efforts to sell or lease additional equipment to end users.

History

MagneGas Corporation was organized in the state of Delaware on December 9, 2005. We were originally organized under the name 4307, Inc, for the purpose of locating and negotiating with a business entity for a combination. On April 2, 2007 all the issued and outstanding shares of 4307, Inc. were purchased by Clean Energies Tech Co., a private company owned by Dr. Santilli. Following this stock purchase, our name was changed to MagneGas Corporation.

Our Industry

We focus our efforts on producing and selling fuel and equipment for the metalworking fuel market. This market is currently dominated by acetylene gas. Acetylene gas is considered toxic, emits soot when it burns and can be very volatile. In recent months, several acetylene production plants have exploded, causing a shortage of acetylene and raising prices. MagneGas fuel on the other hand, emits oxygen when it burns and independent users have rated MagneGas as a cleaner alternative to acetylene.

According to a recent report on the global market for metalworking gasses by the Freedonia Group reported that “demand for industrial gases in metal welding and fabrication markets is projected to increase 8.6 percent per year to $5.6 billion in 2014. Gains will be driven primarily by expanding industrial production and construction activity. As a result, the greatest opportunities for growth will emerge in China, India and other developing economies, where industrialization is proceeding most rapidly and where further infrastructural development is key to sustained economic growth. Western Europe, North America and Japan will remain the largest consumers of industrial gases for welding and fabrication markets, although growth opportunities will not equal those of developing economies.”

Our Competitive Strengths

Patented, sustainable, disruptive technology and fuel source – Our patented Plasma Arc Flow technology recycles liquid waste through a patented process, producing a hydrogen-based fuel called MagneGasTM, which the we believe can become, among other things, a replacement for acetylene. In some cases, main by-product is sterilized water fit for irrigation.

World class technology team – We are led by our CEO and Chief Scientist Dr. Santilli, who has been nominated for Nobel Prizes in Physics and Chemistry. He is a former professor at both Harvard and MIT. He has received numerous Department of Energy research grants for the development of chemically unique clean fuel.

Immediate commercial applications – Our MagneGas fuel and Plasma Flow Arc technology are now both selling in the United States and globally. We expect our disruptive technology to displace current fuel gases such as acetylene.

Multiple revenue channels – We earn revenue from both clean fuel sales (domestic) and big-ticket sales of equipment (international).

Rapid growth potential – We expect to grow revenue through rapid growth in production and sales of MagneGas in the acetylene and natural gas markets, as well as through our international licensing agreement in China.

Our Growth Strategies

Our current focus is to continue the penetration achieved to date by MagneGas fuel, primarily as an alternative for acetylene, into the global market for metalworking and fabrication gasses; a market which is projected to grow more than 8% annually to $5.6 billion by 2014.

Our top priority is to grow sales of MagneGas primarily through an expanding network of established industrial gas distributors and strategic customers. We have distributors in Pennsylvania, Alabama, Michigan and Florida. We also have a retail operation in Florida selling fuel directly to end users. We have obtained approval from the Department of Transportation to deliver fuel in Florida and currently have several customers purchasing fuel directly.

Even at current, early stage, modest production rates, we believe we can sell MagneGas fuel for 20% to 30% less than acetylene. We project that this economic advantage over acetylene will become greater as production scales up to meet the demand that is already in the pipeline.

And while MagneGas fuel costs are expected to decrease with scaling, some welding industry participants project that the cost of acetylene will rise due to the increasing costs of the calcium carbide from which acetylene is derived. Furthermore, increasingly stringent health and safety regulations will further constrain the production and use of acetylene. In short, we believe the negative economic and regulatory forces acting on acetylene contribute to the beneficial conditions and timing for the adoption of MagneGas fuel as a substitute product.

We plan to expand through the use of direct marketing, exhibiting at trade events and networking opportunities. We plan to expand retail operations in Florida by leveraging existing customers for industry introductions. In the remainder of the United States, we plan to install filling stations in various geographically favorable locations and sell fuel to existing welding fuel distributors for quicker market penetration. In countries outside of the United States, we plan to conduct web-based marketing campaigns and attend industry events to attract potential equipment buyers. Those buyers are expected to purchase or lease equipment from us to produce fuel and sell that fuel to market while paying a royalty to us.

Our Products

We currently have two products: the fuel called MagneGas™ and the machines that produce that gas known as Plasma Arc Flow refineries.

Fuel

We currently produce MagneGas™ for the metalworking market from a feedstock of virgin ethylene glycol (automotive anti-freeze) which is purchased in bulk from outside suppliers. This is a temporary measure while we secure the permits required to process and handle post-consumer waste feedstock such as ethylene glycol and eventually municipal streams such as sewage and sludge.

The fuel is hydrogen based and can be used to replace natural gas. It is currently sold as a replacement for acetylene in the metalworking market.

The fuel is comprised of approximately 65% hydrogen, carbon monoxide, carbon dioxide and other trace gases. It is stored in hydrogen cylinders which are then sold to market. We believe we can sell the cylinders at a 20% to 30% lower price than acetylene.

Equipment

The Plasma Arc Flow technology can gasify many forms of liquid waste such as ethylene glycol, sewage and sludge.

Plasma Arc Flow refineries have been configured in various sizes ranging from 50kw to 500kw depending on the application. Plasma Arc Flow refineries range in price from $1 Million to $3 Million. A 200Kw refinery was sold in 2010 to a customer in China for $1.855 Million.

The patented Plasma Arc Flow process is based on the flow of a carbon-rich, liquid feedstock through an electric arc between two electrodes submerged in the feedstock. The arc decomposes the liquid molecules into atoms and forms an ultra-high temperature plasma around the tips of the electrodes which sterilizes any waste matter. The Plasma Arc Flow also controls the formation of MagneGas™, a hydrogen-rich fuel, which bubbles to the surface of the refining vessel for easy collection and subsequent compression. In this way, liquid waste streams or oils are converted into MagneGas™ with minimal by-products such as sterilized water (if using sewage as feedstock) and only a small amount of carbonaceous precipitates or other inert solids which are strained out for periodic removal and disposal.

Sales and Marketing

We currently employ one sales employee, one consultant in sales and one consultant in marketing. Through the use of industry events, networking opportunities, web based marketing and direct sales, we are launching the market for metalworking fuel sales. The sales strategy is through hands on demonstration of the benefits of the fuel versus acetylene at customer locations. Our personnel bring the fuel onsite to the customer and demonstrate its use in real time as a cutting fuel. We also developed marketing material, videos and feature articles regarding the MagneGas fuel product and its uses in the metalworking industry. We distribute this material via direct mail and through the use of press releases.

Research and Development

We are currently pursuing several near-term R&D objectives, including:

Liquifaction of MagneGas™ – MagneGas is currently a gaseous fuel stored in hydrogen cylinders. We are planning research and development surrounding the liquefaction of the fuel. As a liquid, the fuel will have many additional uses. We believe the gas can be liquefied by locating the proper catalyst. Some research has been completed in this area, however the proper catalyst has not been located at this time and we plan to test various catalysts for this purpose.

Separation of Hydrogen from MagneGas™ – MagneGas contains 65% hydrogen. The hydrogen can be separated via the use of a pressure swing vacuum station. We have already successfully separated hydrogen from MagneGas fuel. However, further research and development is needed to purify the hydrogen and find industrial equipment that can produce large volumes of hydrogen fuel.

Increased productivity – We are exploring methods to increase fuel production via the use of different power units. The goal is to increase the voltage delivered to the arc, thereby increasing fuel production and productivity. We have purchased a new Amatek power unit and are currently developing new electronic controls for use with this unit.

Manufacturing

All of the MagneGas™ currently sold in the United States market is produced by us at our facility in Tarpon Springs, Florida. The proprietary components of the system are manufactured on location, while commercially available components such as generators and compressors are purchased from existing suppliers and assembled in Tarpon Springs. However, as part of our growth strategy, we are setting up a filling station satellite operation in Detroit, Michigan by the end of 2011. At that time, fuel will be produced in Florida and Michigan and delivered to local customers and distributors.

Currently, MagneGas™ is produced and bottled into standard industrial gas cylinders at Tarpon Springs then trucked to regional distributors or delivered directly to local retail customers in west central Florida. We have a developed a plan to significantly expand and diversify MagneGas™ production and simplify distribution logistics by adding refining capacity at our Tarpon Springs facility and by building Plasma Arc Flow refineries at key locations around the country to be closer to regional distributors. We expect planned scale-up of production and reduction in shipping distances will further enhance the cost advantage MagneGas™ already has over acetylene.

We also expect also to manufacture additional 300kw refineries to be deployed as regional production facilities. At the present time MagneGas™ is produced at our facility in Tarpon Springs, Florida through one Plasma Arc Flow refining unit, rated at 300-kilowatts (kw) and one 300kw refinery at our facility at Grease Depot in Clearwater, Florida. Those units currently operate up to eight hours per day, five days a week but only at about 40% capacity with weekly production capped to the 750 cylinders that we currently have on hand.

MagneGas™ cylinders and valves are slightly different from those used for acetylene primarily owing to the high hydrogen content of MagneGas™. We intend to bring thousands of additional cylinders into rotation shortly.

Current MagneGas™ production is temporarily from a feedstock of virgin ethylene glycol (anti-freeze) as we secure the permits required to process and handle post-consumer waste streams such as anti-freeze. Our capital expansion plan includes provisions to secure the feedstock supplies, relationships and logistical abilities to process post-consumer waste oils such as used motor oils and/or anti freeze. We estimate that the cost of using post-consumer waste steam feedstock, including related costs such as permitting and waste disposal, will be least 50% lower than using virgin feedstock furthering MagneGas’s™ advantage over acetylene.

Customers

Some of our major customers and distributors are listed below:

•
Blue Water Industrial Products – Blue Water Industrial Products, based in New Baltimore, Michigan near Detroit is a leading supplier of metalworking and welding gases in the upper mid-west. Blue Water already has customers for MagneGas™ and is planning to make MagneGas™ one of its leading fuel products.

•
J&M Cylinder Gases – J&M is one of the largest independent manufacturers of acetylene in the southeastern United States and has an established sales platform serving eight distributors with 22 retail outlets, as well as three retail stores of its own, across Alabama and Tennessee. As with Blue Water, J&M's goal is to eventually make MagneGas™ a leading component of its fuel product offering. J&M is a distributor for MagneGas™ for the state of Alabama and the 250-mile radius around its Decatur, Alabama facility.

•
York Welding Supply – York Welding Supply is a metal fabrication gas distributor located in York, Pennsylvania. They sell several products related to the welding and welding fuel industry and have been actively distributing MagneGas fuel for metalworking.

We also directly sell our product to the following companies based in Florida:

•	Garden Street Iron & Metal – Garden Street is a scrap metal processor and recycler with six facilities in Ohio and Florida.

•
CTL Transportation – CTL is a Florida-based trucking company that hauls chemicals nationwide from eleven terminals in six states. CTL is using MagneGas™ at its Mulberry, Florida terminal in the repair and maintenance of the location's 150 trucks. We believe it will have the opportunity to expand and extend MagneGas™ use to all eleven CTL locations.

Strategic Relationships

We recently entered into commercial testing and discussions with a select group of leading U.S. strategic industrial companies and military contractors which, after conducting preliminary reviews of MagneGas™, are now seeking further testing. This includes a major United States automotive company that is considering eliminating acetylene in favor of MagneGas™ for its manufacturing.

In late May, we announced that the U.S. Navy is testing MagneGas™ as an environmentally-friendly alternative for major metal cutting projects, particularly to reduce emissions during the breakup and recycling of retiring vessels. We have received preliminary testing results and we expect to obtain final results during the first quarter of 2012.

Competition

The main competition for the metalworking market is acetylene fuel. It is distributed through large multinational companies such as Airgas, and also through small regional independent distributors. The primary use of this fuel is for metal cutting and fabrication. It is produced from calcium carbide and is considered toxic and volatile.

MagneGas™ vs. Acetylene

The heat energy in the MagneGas™ flame is concentrated in the primary cones and the secondary flame producing outstanding results with a thermal density in the flame. This improved energy density permits smaller, faster and cleaner cuts. Independent tests have established that MagneGas™ is fast, precise and an efficient cutting fuel.  The Welding Journal reported that MagneGas does have advantages as a welding fuel including high quality, clean cuts with less slag and smaller heat-affected zones.

For more than 100 years acetylene (C2H2) has been the world's leading welding and metalworking fuel primarily due to its high flame temperature. But acetylene has many drawbacks:

•	it is toxic, emitting heavy carbon soot and noxious fumes when burned;
•	it produces a wide, sloppy cut with a great deal of slag and top edge roll-over; and
•	it is a very unstable and volatile gas and can spontaneously detonate.

Metal-Working attributes	MagneGas™	Acetylene
Slag	little or none	significant
Top edge rollover	none	significant
Soot	none	significant
Noxious & harmful fumes	minimal ( yields 12% O2 )	significant hazard
Pooling if leaked	none (lighter than air)	significant hazard
Porous filler/stabilizer	none	20% by volume
Useable gas in cylinder	100%	80%
Oxygen use per cf	1:1	2:1

MagneGasTM can be a replacement to acetylene and independent users have confirmed that it has a similar cutting speed, no slag and no soot.

Regulation

We are subject to several state, federal and local laws and oversight by several agencies, including the Department of Transportation, Department of Environmental Protection (“DEP”) and the Occupational Safety and Health Act in addition to local city and state zoning, fire and other regulations.

We have obtained a hazardous material transportation permit from the Department of Transportation to allow the transport of MagneGas fuel throughout the state of Florida. We use licensed hazardous waste transporters to deliver fuel to the rest of the country.

We currently use virgin ethylene glycol to produce fuel and thereby are not subject to the DEP permit required to process liquid waste. However, we are currently exploring the application process to obtain a hazardous and non hazardous liquid waste processing permit.

Internationally, we recently obtained a compliance certification that confirms that the manufacturing and operation of our equipment is in conformance with the mechanical and electrical safety requirements of the European Community laws.

We and our customers may be required to comply with a number of federal, state and local laws and regulations in the areas of safety, health and environmental controls. In as much as we intend to market the Plasma Arc Flow system internationally, we will be required to comply with laws and regulations and, when applicable, obtain permits in those other countries.

We cannot be certain that required permits and approvals will be obtained; that new environmental regulations will not be enacted or that if they are our customers and we can meet stricter standards of operation or obtain additional operating permits or approvals.

Facilities

We presently lease 5,000 square feet for our principal offices at 150 Rainville Rd, Tarpon Springs, FL 34689 on a month-to-month basis. The property is a commercial property for our production facility with an attached office. In addition, we have leased a one acre parcel of gated land for storage located adjacent to our facility.

Intellectual Property

The Plasma Arc Flow refinery forces a high volume flow of liquid waste through an electric arc between carbon electrodes. The benefit of this from a competitive perspective is that it sterilizes the bio-contaminants within the waste without the need to add any chemical disinfecting agents. In addition, while sterilizing the liquid, a clean burning fuel is produced.

MagneGas Corporation has patent ownership on the technology in the United States and is exploring filing patents under the Patent Cooperation Treaty in other areas of the world as needed with the exclusion of India, Africa, Europe and China. MagneGas Corporation has a 20% ownership interest in MagneGas entities that control the intellectual property in Europe, Africa and China. MagneGas Corporation owns the following U.S. patents:

U.S. Patent No. 6,926,872 – issued on August 9, 2005 entitled Apparatus and Method for Producing a Clean Burning Combustible Gas With Long Life Electrodes and Multiple Plasma-Arc-Flows;

U.S. Patent No. 6,972,118 – issued on December 6, 2005 entitled Apparatus and Method for Processing Hydrogen, Oxygen and Other Gases;

U.S. Patent No. 7,780,924 – issued August 24, 2010 entitled Operating Under High Power, Pressure and Temperature
Conditions to Produce A Combustible Gas.

We also own the United States Trademark for "MAGNEGAS."

Employees

We presently have sixteen full-time employees. We have leased employees and independent technicians perform production and other duties, as required. We consider our relationship with our employees to be excellent.

Legal Proceedings

We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Price Range of Common Stock

Our common stock trades on the OTCBB under the symbol MNGA. The OTCBB is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (“OTC”) equity securities. An OTCBB equity security generally is any equity that is not listed or traded on a national securities exchange. The following table shows, for the periods indicated, the high and low bid prices per share of our common stock as reported by the OTCBB quotation service. These bid prices represent prices quoted by broker-dealers on the OTCBB quotation service. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

	Fiscal 2012				Fiscal 2011		Fiscal 2010
	High		Low		High	Low	High	Low

First Quarter (January 1 - March 31)	$30	(1)	$19	(1)	$0.15	$0.12	$0.22	$0.065
Second Quarter (April 1 - June 30)	$-		$-		$0.21	$0.125	$0.20	$0.07
Third Quarter (July 1 - September 30)	$-		$-		$0.28	$0.20	$0.28	$0.075
Fourth Quarter (October 1 - December 31)	$-		$-		$0.27	$0.18	$0.28	$0.11
___________________________
(1) Through February 7 , 2012

Holders of Common Stock

As of February 7 , 2012, there were approximately 287 stockholders of record. Because shares of our common stock are held by depositaries, brokers and other nominees, the number of beneficial holders of our shares is substantially larger than the number of stockholders of record. On February 7 , 2012, the last reported sale price per share for our common stock as reported by the OTCBB quotation service was $0.23 per share.

Dividends

We have not declared or paid any cash dividends on our common stock, and we do not anticipate declaring or paying cash dividends for the foreseeable future. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent. Any future determination as to the payment of cash dividends on our common stock will be at our board of directors’ discretion and will depend on our financial condition, operating results, capital requirements and other factors that our board of directors considers to be relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the fiscal years ended December 31, 2010 and 2009 and for the nine months ended September 30, 2011 and 2010 should be read in conjunction with our financial statements, and the notes to those financial statements that are included elsewhere in this Report.

Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

Our operating plan and mission is to create a hydrogen based fuel through the gasification of liquid waste. A process has been developed which transforms various types of liquid waste through a proprietary plasma arc machine. The result of the product is to carbonize the waste for normal disposal. A byproduct of this process is to produce an alternative to natural gas currently sold in the metalworking market. The patented proprietary technology is owned by our company. We are putting the majority of our efforts in launching fuel sales to the metalworking market as we feel this is the best opportunity to generate revenue in the near term.

The majority of our revenue in 2010 was the result of a one-time sale of a refinery to our partner in China for the Municipal Wastewater market. However, since that time, we determined that better opportunities exist in the metalworking market to generate revenue in the immediate term. As a result, we have shifted our focus from selling refineries for sewage treatment to generating recurring revenue in metalworking fuel sales. This has resulted in a drop in revenue from 2010 to 2011 as we ramp up sales in this new market.

Sales of Plasma Arc Flow Units

At the close of the 2010 year end we received a non-recourse payment of $150,000 from a Mexican company for a six-month exclusivity period. The Mexican company, per the memorandum of understanding, intends to purchase a 100kW refinery. The original MOU expired and we are negotiating to determine the next steps of this arrangement. However, no immediate plans for equipment sales to this customer are planned.

Metalworking Market

We are seeking to expand sales in the metalworking market through the use of established industry wholesalers, trade events and media coverage in trade journals. We have identified independent sales representatives to support these relationships and are actively working with 3 fuel distributors. We have established a retail sales platform for the direct sale of MagneGas fuel to end consumers in Florida for the metalworking market. To that end, we have secured several large retail customers and have received approval from the Department of Transportation to deliver fuel within Florida. MagneGas fuel is in the process of being tested by military and industrial end users for use in the metalworking market as a replacement to other oxy-acetylene fuels. We have four refineries available to support these efforts and several additional potential fuel customers that have indicated an interest in purchasing fuel for this purpose. In order to satisfy these fuel orders additional cylinders are required.

We intend to use the majority of the proceeds from the October 28, 2011 and November 8, 2011 offering to expand this market by purchasing cylinders and moving two existing refineries to Detroit. Our plan is to establish an operation in Detroit to support metalworking fuel sales to the local market. We are in negotiation with a large automobile manufacturing company as well as other smaller companies in the Detroit area to use MagneGas fuel for their metalworking needs. Initially, we plan to use ethylene glycol to produce fuel to sell to this market. However, we plan to apply for the environmental permits necessary to process hazardous waste such as used motor oil in the future.

Municipal Market

Although the majority of our focus has shifted to establishing sales in the metalworking market, our long term plan is to still expand commercially into the municipal wastewater market. In order to pursue this market, a municipal plant scale demonstration center converting sludge or sewage to fuel and other byproducts is needed. We do not anticipate this will occur until late 2012 or 2013 as we are focusing our efforts on generating revenue in the metalworking market and converting existing equipment to produce gas for that market. Although we still plan to pursue the municipal wastewater market in the long term, we are relying on our partners in China and Europe to conduct the extensive testing needed to provide the empirical data to launch this market properly.

International Expansion

We are seeking to expand globally through the sale of equipment and the establishment of distribution and joint venture arrangements. We currently have completed negotiations for joint venture agreement in China and are seeking sales in other countries.

Business Continuation and Succession

We have developed and trained a team of engineers and consultants to become knowledgeable with the MagneGas fuel product and the Plasma Arc Flow technology.

Results of Operations

Comparison of the Nine Months Ended September 30, 2011 and September 30, 2010

Revenues

For the nine months ended September 30, 2011 and 2010 we generated revenues of $444,232 and $1,942,606, respectively. For the nine months ended September 30, 2011 and 2010 we generated revenues from our metal cutting fuel of $106,104 and $187,606, respectively. Although we showed a decrease in equipment revenue as we shifted our focus from wastewater processing to selling metalworking fuel, we did show an increase in revenue from metalworking fuel sales. We are experiencing increased interest from new and existing customers. We believe that our metal cutting fuel orders will increase significantly as the economy and the building market recovers.

The majority of our revenue in 2010 was the result of a one-time sale of a refinery to our partner in China for the municipal wastewater market. However, since that time, we determined better opportunities exist in the metalworking market to generate revenue in the immediate term. As a result, we shifted our focus from selling refineries to generating recurring revenue in metalworking fuel sales. This has resulted in a drop in revenue from 2010 to 2011 as we ramp up sales in this new market.

During the second half of 2010 we received a contract for our technology licensing. We have recognized $119,999 and $0 for the nine month periods ended September 30, 2011 and 2010, respectively. These license fees are ratably earned over the terms of the licensing agreement.

For our nine months ended September 30, 2011 and 2010, we recognized $0 and $1,775,000, respectively, from our contract for the sale of our Plasma Arc Flow production unit. Our only contract to date was completed in the third quarter of 2010. We have completed four units for sale or fuel production, currently in our inventory. It is anticipated that there will be required modifications for the intended production use of these units.

Of our four available units, we anticipate that we will deliver one or possibly two units for production and distribution at key locations for our metal fuel resellers. Based on our volume projections, we anticipate that there will be cost recovery within a 3 – 4 year period.

Operating Expenses

Operating costs for the nine months ended September 30, 2011 and 2010 were $1,860,636 and $1,123,298, respectively. The increase was primarily attributable to increases in: (a) technical sales support for production (technical consulting was included in professional expense); (b) office administration, as we increase our infrastructure to handle our anticipated growth; (c) stock-based compensation; and (d) research and development efforts, due to testing. During the course of the last year we have executed our operating plan which included the hiring of personnel, primarily technical persons, thereby certain expenses are not comparable to prior year expenses, specifically expenses for technical professionals.

We use common stock as a method of payment for certain services, primarily the advertising and promotion of the technology to increase awareness and as incentive to our key employees and consultants. We expect to continue these arrangements, though due to a stronger operating position this method of payment may become limited to specific vendors.

Net Loss

Our operating results have recognized a net loss in the amount of $1,080,508 for the nine months ended September 30, 2011 compared to net income of $56,800 for the nine months ended September 30, 2010, respectively. The increase in loss was based on increase expenses incurred for general internal support of our increasing metal cutting segment.

Comparison of the year ended December 31, 2010 and 2009

Revenues

For the twelve months ended December 31, 2010 and 2009 we generated revenues of $2,036,238 and $18,564 respectively. Our first unit sale in 2010 was for a net sales price of $1,855,000, compared to $0 for 2009. License fees were recognized in the amount of $146,666 and $0 for the years ended December 31, 2010 and 2009, respectively. We generated revenues of $34,572 and $18,564 from our metal cutting fuel sales operations for the years ended December 31, 2010 and 2009, respectively. The increase was due to the continued expansion of customer relationships. We secured new channels for the distribution of our metal cutting fuel. We fulfilled initial orders and received repeat orders from multiple customers. To attract and attain new customers we performed demonstrations and sent samples to prospective accounts. Our facility was set up to fulfill future anticipated orders.

We entered into a six month agreement with a potential licenser for the Mexico territory and received a non-refundable payment of $150,000. The payment was for six month consideration period.

Operating Expenses

Operating costs were incurred in the amount of 1,264,745 and $1,260,073 for the years ended December 31, 2010 and 2009, respectively. The operating expenses remained relatively stable; however, there was a decrease in the issuance of common stock for services valued in the amount of $262,251 in 2010 compared to $822,714 in 2009. This decrease was offset by increases in general administrative expenses. Specifically, due to public filing requirements, there was an increase in investor relations of approximately $20,000 for the promotion of the public awareness. Professional expenses, which included legal, accounting and consulting increased approximately $34,000 to $115,287 in 2010 from $81,265 in 2009, primarily due to increased costs of legal and technical matters involving the engineering of the Plasma Arc Flow unit sold. Selling and advertising increased approximately $250,000 to $319,681 in 2010 from $69,619 in 2009, for efforts in product promotion and trade shows. Office administration increased approximately $219,000 to $293,258 in 2010 from $74,277 in 2009; increase was due to an increase in infrastructure for the support of our unit sale, as well as projected increases in our metal cutting fuel.

Net Income and Loss before Provision for Income Taxes

Our net income, before taxes, was $40,000 for the year ended December 31, 2010, compared to a net loss of $1,256,683 for the year ended December 31, 2009. The increase in the year over year results was primarily due from the sale of a recycling unit. Our margin on the sale of the unit resulted in a profit, although our general and administrative expenses, as described above in the operating expense discussion, increased as this revenue and the subsequent investments through sales of common stock ($2 million investment by DDI industries, a China company) allowed our expansion of infrastructure.

Liquidity and Capital Resources

In June 2011 and August 2011, we received investments of $500,000 and $561,248, respectively. Additionally, on October 28, 2011 and November 8, 2011, we entered into definitive agreements with investors to sell in a private placement an aggregate of 19,662,500 shares of its common stock and warrants to purchase 19,662,500 shares of our common stock at a purchase price of $0.16 per unit, resulting in gross proceeds to us of $3,146,000. We believe we can currently satisfy our cash requirements for the next twelve months with our current cash and expected revenues. Management plans to increase revenue to sustain future operational growth.

Completion of our plan of operation is subject to attaining adequate and continued revenue. We cannot assure investors that adequate revenues will be generated. In the absence of our projected revenues, we believe that we will be able to proceed with limited plan of operation. Even without significant revenues within the next twelve months, based on our current cash position, we anticipate being able to continue with our present activities. Although we believe we currently are adequately financed for limited growth, we plan to complete a second round of funding through a fully registered offering in the next six months to allow the complete fulfillment of our long term strategic plan.

As reflected in the unaudited financial statements we have an accumulated a deficit of over $3.2 million dollars. Our cash flow from operations used $1,702,692 of cash during the nine months ended September 30, 2011, primarily used in the manufacturing and completion of four refineries for future sales. Our investing activities used $64,459 of cash for the acquisition of equipment; there were $23,210 expenditures for equipment in the comparable prior year period. Our financing activities resulted in cash provided in the amount of $996,860 for the nine months ended September 30, 2011, primarily due to the sale of our common shares for gross proceeds of $1,000,000, compared to $1,878,750 provided for the nine months ended September 30, 2010 ($2 million investment received).

At September 30, 2011 we had $147,204 in cash to meet current obligations.

Management believes that current revenue generated and recent proceeds from the sale of our common stock provides the opportunity for us to continue as a going concern and fund the-long term strategic plan.

Subsequent Events

On October 28, 2011 and November 8, 2011, we entered into definitive agreements with investors to sell in a private placement an aggregate of 19,662,500 shares of its common stock and warrants to purchase 19,662,500 shares of its common stock at a purchase price of $0.16 per unit, resulting in gross proceeds to us of $3,146,000, before deducting placement agent fees and other offering expenses. The warrants are exercisable at an exercise price of $0.30 per share and expire five years from the initial closing date.

Proceeds from the private placement will be used primarily to launch in full to the national metalworking market by installing refinery filling stations in Detroit, wholly owned and operated by our company, and to significantly expand our fuel cylinder inventory to fill more and larger orders.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies, Estimates and Assumptions

The significant accounting policies followed are:

Basis of presentation

In the opinion of management, all adjustments consisting of normal recurring adjustments necessary for a fair statement of (a) the result of operations for the twelve month periods ended December 31, 2010 and 2009; (b) the financial position at December 31, 2010, and (c) cash flows for the twelve month periods ended December 31, 2010 and 2009, have been made.

We prepare our financial statements in conformity with generally accepted accounting principles in the United States of America. These principals require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the board of directors; however, actual results could differ from those estimates.

Use of estimates

We prepare our financial statements in conformity with generally accepted accounting principles in the United States of America. These principals require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the board of directors; however, actual results could differ from those estimates.

Variable interest entities

We consider the consolidation of entities to which the usual condition (ownership of a majority voting interest) of consolidation does not apply, focusing on controlling financial interests that may be achieved through arrangements that do not involve voting interest. If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary is generally required to consolidate assets, liabilities and non-controlling interests at fair value (or at historical cost if the entity is a related party) and subsequently account for the variable interest as if it were consolidated based on a majority voting interest. We have investments in joint ventures that are in development of the MagneGas in technology, however we are not identified as a primary beneficiary; therefore no consolidation is required and the investments are listed at their cost.

Fair value of financial instruments

In September 2006, the Financial Accounting Standards Board (FASB) introduced a framework for measuring fair value and expanded required disclosure about fair value measurements of assets and liabilities. We adopted the standard for those financial assets and liabilities as of the beginning of the 2008 fiscal year and the impact of adoption was not significant. FASB Accounting Standards Codification (ASC) 820 “ Fair Value Measurements and Disclosures ” (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2010. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts receivable, other current assets, accounts payable, accrued compensation and accrued expenses. The fair value of our notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value.

We applied ASC 820 for all non-financial assets and liabilities measured at fair value on a non-recurring basis. The adoption of ASC 820 for non-financial assets and liabilities did not have a significant impact on our financial statements.

Cash and cash equivalents

The majority of cash is maintained with a major financial institution in the United States. Deposits with this bank may exceed the amount of insurance provided on such deposits. At December 31, 2010, approximately $525,000 was in excess of the Federal Deposit Insurance Corporation (FDIC)  limits. Generally, these deposits may be redeemed on demand and, therefore, bear minimal risk. We consider all highly liquid investments purchased with an original maturity of six months or less to be cash equivalents.

Accounts receivable, credit

Accounts receivable consist of amounts due for the delivery of MagneGas™ sales to customers. An allowance for doubtful accounts is considered to be established for any amounts that may not be recoverable, which is based on an analysis of our customer credit worthiness, and current economic trends. Based on management’s review of accounts receivable, no allowance for doubtful accounts was considered necessary. Receivables are determined to be past due, based on payment terms of original invoices. We do not typically charge interest on past due receivables.

Revenue recognition

We generate revenue through two processes: (1) Sale of MagneGas™ fuel for metal cutting and (2) Sale of its Plasma Arc Flow units. Additionally, we also recognize revenue from territorial license arrangements.

•	Revenue for metal-working fuel is recognized when shipments are made to customers. We recognize a sale when the product has been shipped and risk of loss has passed to the customer.

•
Revenue generated from sales of our production units are recognized on a percentage of completion, based on the progress during manufacturing of the unit. Our machine is a significant investment and generally requires a 6 to 9 month production cycle. During the course of building a unit the actual costs are tracked to our cost estimates and revenue is proportionately recognized during the process. Significant deposits are required before production. These deposits are classified as customer deposits. During our production, costs and progress earnings are accumulated and included in “Costs and earnings” as an asset.

•
Licenses are issued, per contractual agreement, for distribution rights within certain geographic territories. We recognize revenue ratably, based on the amounts paid or values received, over the term of the licensing agreement.

Inventories

Inventories are stated at the lower of standard cost or market, which approximates actual cost. Cost is determined using the first-in, first-out method. Inventory is comprised of filled cylinders of MagneGas™ and accessories (regulators and tips) available for sale and accumulated costs incurred in the manufacturing process of units held for future sales.

We are manufacturing additional units for sale. Each unit is assigned a project number and the costs are accumulated, until delivered.

Long-lived assets

Property and equipment is stated at cost. Depreciation is computed by the straight-line method over estimated useful lives (3-7 years). Intellectual property assets are stated at their fair value acquisition cost. Amortization of intellectual property assets is calculated by the straight line method over their estimated useful lives (15 years). Historical costs are reviewed and evaluated for their net realizable value of the assets. The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon our most recent analysis, we believe that no impairment of property and equipment existed at December 31, 2010.

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset. When fair values are not available, we estimate fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets. We did not recognize any impairment losses for any periods presented.

Stock based compensation

We issue restricted stock to consultants for various services. Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete. We recognized consulting expenses and a corresponding increase to additional paid-in-capital related to stock issued for services. Stock compensation for the periods presented were issued to consultants for past services provided, accordingly, all shares issued are fully vested, and there is no unrecognized compensation associated with these transactions. In May 2008, we entered into a consulting agreement for services to be rendered over a five year period. The consulting expense is to be recognized ratably over the requisite service period.

Shipping costs

We include shipping costs and freight-in costs in cost of goods sold. Total freight-in included in cost of goods sold expense was $118 and $714 for the years ended December 31, 2010 and 2009, respectively.

Advertising costs

The costs of advertising are expensed as incurred. Advertising expenses are included in our operating expenses. Advertising expense was $74,017 and $31,214 for the years ended December 31, 2010 and 2009, respectively

Research and development

We expense research and development costs when incurred. Research and development costs include engineering and laboratory testing of product and outputs. Indirect costs related to research and developments are allocated based on percentage usage to the research and development.

Income taxes

We account for income taxes under the liability method. Deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purpose, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

Earnings (loss) per share

Basic earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares outstanding during the year. Diluted earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares. We issued options to several investors, upon their purchase of shares. Options, whose strike price is less than the current market value, are considered common stock equivalents and are included in dilutive earnings per share.

	December 31, 2010	December 31, 2009
Net Income (Loss)	$23,600	$(783,738)

Weighted Average Shares
Common Stock	113,697,283	102,421,341
Common stock equivalents (Options)	379,288	-	*
	114,076,571	102,421,341

* Net loss for the period, options and other dilutive common stock equivalents are anti-dilutive and are excluded from computation.

Recently Issued Accounting Pronouncements

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to our company. Management has reviewed the aforementioned rules and releases and believes any effect will not have a material impact on our present or future consolidated financial statements.

DIRECTORS AND EXECUTIVE OFFICERS

Our directors, executive officers and key employees are listed below. The number of directors is determined by our board of directors. All directors hold office until the next annual meeting of the board or until their successors have been duly elected and qualified. Officers are elected by the board of directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the board of directors.

Directors and Executive Officers

NAME	AGE	POSITION

Dr. Ruggero Maria Santilli	75	Chairman of the Board, Chief Executive Officer
Scott Wainwright	40	President, Director
Luisa Ingargiola	44	Chief Financial Officer, Secretary, Director
Ermanno P. Santilli	42	Executive Vice President of International Relations
Carla Santilli	72	Director
Allen Feng	44	Director

Dr. Ruggero Maria Santilli has been our Chairman of the Board, Chief Executive Officer since May 2007. Dr. Santilli was born and educated in Italy where he achieved his Ph.D., in mathematics and physics, as well as a chair in nuclear physics at the Avogadro Institute in Turin, Italy. In 1967 Santilli was invited by the University of Miami in Florida to conduct research for NASA and he moved with his family to the U.S.A. where he subsequently became a U.S. citizen. In 1968 he joined the faculty of Boston University, under partial support from the U.S. Air Force, where he taught physics and applied mathematics from prep courses to seminar post-PhD. courses. In 1975-1977 he went to MIT and from 1978 to 1983 he was a member of Harvard University faculty where he received five grants from the U. S. Department of Energy to study a generalization of quantum mechanics and chemistry needed for new clean energies and fuels. Since 1984 he has been the President of the Institute for Basic Research and moved to Florida in 1990. Since his time at Harvard University he studied new clean energies and related chemistry.

Dr. Santilli is the author of over 250 technical articles and 18 post Ph.D. level monographs in mathematics, physics, cosmology, superconductivity, chemistry and biology published the world over. He is the founding editor of three journals in mathematics and physics and editor of several others.

Dr. Santilli is also internationally known for the discovery of the basic science and for the industrial development of the "Santilli MagneGas Technology" of which he remains the chief scientist with associate scientists from some developed nations.

Dr. Santilli is the recipient of various honors, including: his nomination by the Estonia Academy of Sciences among the most illustrious applied mathematicians of all times; two gold medals for scientific merits; the listing as "Santilli Hall" of a classroom at an Australian research center; and nominations for the Nobel Prize in physics as well as in chemistry from scientists the world over. A scientific meeting was organized in June 2005 at the University of Karlstad, Sweden, to honor Prof. Santilli on his 70th birthday with participation of scientists from 50 countries.

Scott Wainwright has served as our President and Director since December 2010. Prior to joining MagneGas, Mr. Wainwright founded and served as CEO of First Chance Properties and Investment, a real estate development company from 2003-2009 where he honed his financial, transactional and management skills, growing the business to 30 employees and implementing various development and consulting projects. He previously founded and served as CEO of Future Marketing, Inc., a marketing company from 2001 to 2003 providing advertising, marketing and promotional services for such industry leaders as Land Rover, Ford and Chrysler.

Luisa Ingargiola has serves as our Chief Financial Officer, Secretary and Director since May 2007 and is the daughter of Dr. Santilli. Luisa Ingargiola graduated in 1989 from Boston University with a Bachelor Degree in Business Administration and a concentration in Finance. In 1996 she received her MBA in Health Administration from the University of South Florida. In 1990 she joined Boston Capital Partners as an Investment Advisor in their Limited Partnership Division. In this capacity, she worked with investors and partners to report investment results, file tax forms, and recommend investments.

In 1992 she joined MetLife Insurance Company as a Budget and Expense Manager. In this capacity she managed a $30 million dollar annual budget. Her responsibilities included budget implementation, expense and variance analysis and financial reporting. In 2008 she began work on the MagneGas Corporation business plan in preparation for her new role as CFO.

Ermanno P. Santilli has been our Executive Vice President of International Relations since March 2010 and is the son of Dr. Santilli. Mr. Santilli was employed by Ingersoll Rand Company from March 2008 to April 2009 where he served as Vice President of Climate Control Business, Global Rail and Aftermarket. In this capacity he oversaw a department that generated over $270 million in sales and $80 million in operating income. He managed sales, business development, product management, and warehousing and dealer development with indirect procurement, manufacturing and engineering. Mr. Santilli also drove development of new business and rail markets in Australia and India.

From March 2006 to February 2008 Mr. Santilli served as Vice-President of Climate Control Aftermarket EMEA, he led a department that generated total sale of $150 million and operating income of $50 million. He was responsible for business development, product management, warehousing, procurement, engineering and dealer development with indirect sales. From December 2003 to February 2006 Mr. Santilli served as Vice-President of Customer Relations for Climate Control EMEA. He had operational responsibility for customer satisfaction for customers with total sales aggregating over 1 billion dollars. Mr. Santilli had direct responsibility for order management, credit and collections, warranty, business intelligence and dealer development.

Carla Santilli has been a Director since May 2007 and is the spouse of Dr. Santilli and mother of Luisa Inargiola and Emanno Santilli. Carla Santilli holds a Master Degree in Human Services Administration from the School of Social Work of Boston University. She held positions of Clinical Social Worker and Community Programs Coordinator for the State of Massachusetts. Since the late 1980's, Mrs. Santilli has been employed as the President and Chief Executive Officer of Hadronic Press, Inc, a physics and mathematics academic publishing company. In this capacity, Mrs. Santilli has directed the growth of this company from start-up to become one of the world's leading physics and mathematics publishing companies. Books and journals published by Hadronic Press can be found in all of the leading University libraries across the world. Mrs. Santilli has been involved in the private sector as grant administrator and public relations specialist in the fields of academic publishing and environmental sciences.

Allen Feng has been a Director since June 2010. Mr. Feng received a Bachelor’s degree in Chemical Engineering from Taiyuan University of Technology in July 1989. Mr. Feng has been the CEO and President of DDI Industry International Inc. (“DDI”), since January of 2005. DDI is a Beijing-based engineering company with 10 years of involvement in the environment protection field and related engineering projects. Allen Feng has successfully led his team made a 35% sales growth each year from 2005 to 2009. Up to date, under Mr. Feng's management, DDI have accomplished 159 municipal waste water and 56 industry projects in total for equipment supply and installation. DDI now has been one of leading company in China environmental area.

Employment Agreements

We have an employment agreement with Scott Wainwright, our President. His employment agreement calls for a salary of $5,416 per month plus 7.5% of all gross fuel sales and 1% to 3% of all equipment sales depending on circumstances. The employment agreement has no term limit however can be terminated without cause with 30 days notice and one month salary as severance. We also have a consulting agreement with Dr. Santilli which is $15,000 per month. The agreement has no term limit; however it can be terminated without cause with 30 days notice and one month salary as severance.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•
been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Code of Ethics

We have adopted a code of ethics as of April 4, 2008 that applies to our principal executive officer, principal financial officer, and principal accounting officer as well as our employees. Our standards are in writing and are to be posted on our website at a future time. The following is a summation of the key points of the code of ethics we adopted:

•	Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•
Full, fair, accurate, timely, and understandable disclosure reports and documents that a small business issuer files with, or submits to, the Securities and Exchange Commission and in other public communications made by our Company;

•	Full compliance with applicable government laws, rules and regulations;
•	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and
•	Accountability for adherence to the code.

Corporate Governance

We are a smaller reporting company, not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act respecting any director. We have conducted special board of director meetings almost every month since inception. Each of our directors has attended all meetings either in person or via telephone conference. We do not currently have a separately designated audit, nominating or compensation committee. In addition to the contact information in this prospectus, each shareholder will be given specific information on how he/she can direct communications to the officers and directors of the corporation at our annual shareholders meetings. All communications from shareholders are relayed to the members of the board of directors.

Director Independence

Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the company;
•
the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•	a family member of the director is, or at any time during the past three years was, an executive officer of the company;
•
the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•
the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

We do not have any independent directors. We do not have an audit committee, compensation committee or nominating committee.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have traditionally determined that it is in the best interests of the Company and its shareholders to combine these roles. Dr. Santilli has served as our Chief Executive Officer and Chairman since April 2, 2007. Due to the small size and early stage of the Company, we believe it is currently most effective to have the Chairman and Chief Executive Officer positions combined.

Our board of directors is primarily responsible for overseeing our risk management processes. The board of directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The board of directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the board’s appetite for risk. While the board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors and certain of our officers, and persons holding more than 10 percent of our common stock are required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the United States Securities and Exchange Commission. Such persons are also required to furnish Coastline Corporate Services, Inc. with copies of all forms so filed.

Based solely upon a review of copies of such forms filed on Forms 3, 4, and 5, and amendments thereto furnished to us, we believe that as of the date of this report, our executive officers, directors and greater than 10 percent beneficial owners complied on a timely basis with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the years ended December 31, 2011, and 2010 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO). The board of directors determined that the services of Richard Connelly were no longer needed and he is no longer a consultant with the Company effective March 7, 2011.

Name and Principal Position	Year	Salary	Bonus	Stock Awards ($)	Option Awards	Non-Qualified Deferred Compensation Earnings	All Other Compensation		Totals ($)

Dr. Ruggero Maria Santilli, Chairman of the Board	2011 2010	$180,000 0	$0 0	$0 0	$0 0	$0 0	$0 205,000	(1)	$180,000 205,000

T. Scott Wainwright, President (2)	2011 2010	$73,838 15,500	$0 0	$0 12,500	$0 0	$0 0	$0 0		$73,838 28,000

Luisa Ingargiola, CFO	2011 2010	$67,000 0	$0 0	$0 0	$0 0	$0 0	$0 116,500	(3)	$67,000 116,500

Ermanno Santilli, Executive Vice President of International Relations	2011 2010	$60,000 0	$0 0	$0 0	$0 0	$0 0	$0 95,000	(4)	$60,000 95,000

Carla Santilli, Director	2011 2010	$60,000 0	$0 0	$0 0	$0 0	$0 0	$0 105,000	(5)	$60,000 105,000

Richard Connelly, Vice President (6)	2011 2010	$0 20,000	$0 0	$0 0	$0 0	$0 0	$0 105,000	(7)	$0 170,000

Allen Feng, Director (8)	2011 2010	$0 0	$0 0	$0 0	$0 0	$0 0	$0 0		$0 0

(1)	Dr. Ruggero Maria Santilli received a performance bonus of $205,000 in 2010.
(2)	T. Scott Wainwright was appointed as President on December 20, 2010.
(3)	Luisa Ingargiola received a performance bonus of $116,500 in 2010.
(4)	Ermanno Santilli received a performance bonus of $95,000 in 2010 due to his work as an employee of the Company.
(5)	Carla Santilli received a performance bonus of $105,000 in 2010 due to her work as an employee of the Company.
(6)
Richard Connelly resigned as President and Director on December 20, 2010 and accepted the new position of Executive Vice President of Global Industrial Fuels. On March 7, 2011, the Company determined that the services of Richard Connelly were no longer needed.

(7)	Richard Connelly received a performance bonus of $116,500 in 2010.
(8)	Allen Feng was appointed as Director on August 5, 2010.

Director Compensation

We have provided no compensation to our directors for their services provided as directors.

Employment Agreements

Currently, we have no employment agreements with any of our directors or officers other than an employment agreement with President Scott Wainwright and a consulting agreement with Dr.Ruggero Santilli. Scott Wainwright’s employment agreement calls for a salary of $5,416 per month plus 7.5% of all gross fuel sales, 1% to 3% of all equipment sales depending on circumstances and up to 350,000 shares of common stock per calendar quarter. Dr. Santilli’s original consulting agreement was for $5,000 per month in salary, which has since been increased to $15,000 per month. The agreements have no term limit however can be terminated without cause with 30 days notice and one month salary as severance. On March 7, 2011 we terminated our employment agreement with Richard Connely.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of February 7 , 2012, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of February 7 , 2012. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of February 7 , 2012 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Name of Beneficial Owner and Address	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Common Stock (1)	Amount and Nature of Beneficial Ownership of Preferred Stock		Percent of Preferred Stock (2)
5% Shareholders
Hy Fuels, Inc. (3) 35246 US 19 #215 Palm Harbor, FL 34684	30,100,000		19.7%
Global Alpha, LLC (4) 35246 US 19 #311 Palm Harbor, FL 34684	22,676,100		14.7%	2,000		100%
DDI Industry International Rm.B-1613 Peking Times Square, Huizhongli #103, Chaoyang Dis. Beijing China 100101	21,994,401		14.2%
Global Beta, LLC (5) 35246 US 19 #311 Palm Harbor, FL 34684	9,010,000		5.8%
Directors and Executive Officers
Dr. Ruggero Maria Santilli 90 Eastwinds Ct Palm Harbor FL 34683	67,716,100	(6)	43.9%	2,000	(7)	100%
Carla Santilli 90 Eastwinds Ct Palm Harbor FL 34683	67,716,100	(8)	43.9%	2,000	(9)	100%
Luisa Ingargiola 4826 Blue Jay Circle Palm Harbor FL 34683	44,130,000	(10)	28.6%
Ermanno Santilli 90 Eastwinds Ct. Palm Harbor, FL 34683	41,270,500	(11)	26.7%
Allen Feng DDI Industry International Rm.B-1613 Peking Times Square, Huizhongli #103, Chaoyang Dis. Beijing China 100101	21,994,401	(12)	14.2%
Scott Wainwright 6070 Gulfport Blvd. St. Petersburg, FL 33707	1,750,000		1.1%
All directors and officers as a group (6 people)	101,668,001		65.9%	2000		100%

(1)
Based on 154,389,296 shares of common stock issued and outstanding as of February 7 , 2012. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2)	Based on 2,000 shares of Series A Preferred Stock issued and outstanding as of February 7 , 2012.
(3)
Hy Fuels, Inc. is a is a privately owned company in which Dr. Ruggero Maria Santilli and Carla Santilli each own 45% of the company, and Luisa Ingargiola and Ermanno Santilli each own 4% of the company.

(4)	Global Alpha, LLC is a privately owned company in which Dr. Ruggero Maria Santilli and Carla Santilli each own 50% of the company.
(5)	Global Beta, LLC is a privately owned company in which Luisa Ingargiola owns 95% and Dr. Ruggero Maria Santilli and Carla Santilli each own 2.5% of the company.
(6)
Includes 30,100,000 shares held by Hy Fuels, Inc., of which Dr. Ruggero Maria Santilli and his wife, Carla Santilli, each own 45% of the company; 22,676,100 held by Global Alpha, LLC, in which Dr. Ruggero Maria Santilli and his wife, Carla Santilli, each own 50% of the company; 9,010,000 shares held by Global Beta, LLC, in which Dr. Ruggero Maria Santilli and his wife, Carla Santilli, each own 2.5% of the company; 3,130,000 shares held by Clean Energies Tech, in which Dr. Ruggero Maria Santilli owns 50% of the company; and 2,700,000 shares held by RM Santilli Foundation in which Dr. Ruggero Maria Santilli beneficially, through his wife Carla Santilli, owns 50% of the company. The principal address of Clean Energies Tech is 90 Eastwinds Ct., Palm Harbor, FL, 34683. The principal address of RM Santilli Foundation is 90 Eastwinds Ct., Palm Harbor, FL, 34683.

(7)	Includes 2,000 shares held by Global Alpha, LLC, in which Dr. Ruggero Maria Santilli and his wife, Carla Santilli, each own 50% of the company.
(8)
Includes 30,100,000 shares held by Hy Fuels, Inc., of which Carla Santilli and her husband, Dr. Ruggero Maria Santilli, each own 45% of the company; 22,676,100 held by Global Alpha, LLC, in which Carla Santilli and her husband, Dr. Ruggero Maria Santilli, each own 50% of the company; 9,010,000 shares held by Global Beta, LLC, in which Carla Santilli and her husband, Dr. Ruggero Maria Santilli, each own 2.5% of the company; 3,130,000 shares held by Clean Energies Tech, in which Carla Santilli beneficially through her husband, Dr. Ruggero Maria Santilli, owns 50% of the company; 2,700,000 shares held by RM Santilli Foundation in which Carla Santilli, owns 50% of the company; and 100,000 shares which Carla Santilli beneficially, through her husband Dr. Ruggero Maria Santilli, holds. The principal address of Clean Energies Tech is 90 Eastwinds Ct., Palm Harbor, FL, 34683. The principal address of RM Santilli Foundation is 90 Eastwinds Ct., Palm Harbor, FL, 34683.

(9)	Includes 2,000 shares held by Global Alpha, LLC, in which Carla Santilli and her husband, Dr. Ruggero Maria Santilli, each own 50% of the company.
(10)
Includes 30,100,000 shares held by Hy Fuels, Inc., in which Luisa Ingargiola owns 4% of the company; 9,010,000 shares held by Global Beta, LLC, in which Luisa Ingargiola owns 95% of the company; and 20,000 shares which Luisa Ingargiola beneficially owns through related family members.

(11)
Includes 30,100,000 shares held by Hy Fuels, Inc., in which Ermanno Santilli owns 4% of the company; 3,130,000 shares held by Clean Energies Tech, in which Ermanno Santilli owns 50% of the company; and 2,700,000 shares held by RM Santilli Foundation in which Ermanno Santilli owns 50% of the company. The principal address of Clean Energies Tech is 90 Eastwinds Ct., Palm Harbor, FL, 34683. The principal address of RM Santilli Foundation is 90 Eastwinds Ct., Palm Harbor, FL, 34683.

(12)	Includes 21,994,401 shares held by DDI Industrial International of which Allen Feng is the CEO and majority shareholder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following are the related party transactions in which we have engaged since May 2007:

At various times we received advances from a shareholder for an unsecured promissory note. All funds are at the same terms of the original shareholder note. These promissory notes have no repayment date; however it is payable within 30 days of written demand. Payment is to include accrued simple interest at 4%. All notes have been paid in full

In 2008, an advance in the amount of $10,000 was made by a company owned by a shareholder, for initial deposit for services. There were no repayment terms to this advance and the amount was payable upon demand. This has been paid in full

In February 2008, we entered into a 5 year consulting agreement with Dr. Santilli, whose knowledge and expertise of the technology is essential in the development of the MagneGas product. The terms of the consulting agreement consist of issuance of common stock (100,000 shares) and payment of $5,000 per month to Dr. Santilli, upon the determination by the board of directors of MagneGas Corporation of achieving adequate funding. The board of directors has since determined that Dr. Santilli’s monthly accrued salary will be $15,000 per month.

Beginning in April 2008, we entered into a month-to-month lease, at a monthly rate of $2,500 per month for facilities to occupy approximately 3,000 square feet of a 6,000 square foot building and the use of certain equipment and utilities, as needed. In January 2011, the Company expanded to occupy 5,000 square feet of the building and as a result, the rent was increased to $4,000 per month. The facility allows for expansion needs. The lease is held by a company that is effectively controlled by Dr. Santilli.

On December 28, 2009 we acquired all relevant patents and intellectual property for the MagneGas technology from a company, Hyfuels, Inc. related by common management, that originally secured an intellectual property license. We issued 30,000,000 shares of common stock, valued at the fair market trading value of the stock at the time of purchase, in exchange for the intellectual property and U.S. patents. We have no further transactions contemplated with HyFuels, Inc.

The use of an initial small production refinery has been contributed by Dr. Santilli. The value of the refinery is approximately $210,000; the computed fair value of this month to month rental agreement is $1,870 per month and has been charged to equipment rental expense in the operating expenses, beginning in July 2008.

We entered into an agreement to acquire a 20% ownership of Magnegas Europe. MagneGas Europe is related by common management. The CEO of Magnegas Europe, Ermanno Santilli, is also the Vice President of the Company and is the son of Dr. Santilli. Dr. Santilli is also a shareholder of Magnegas Europe.

DESCRIPTION OF SECURITIES

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law (the “DGCL”) relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Authorized Capital Stock

Our authorized capital stock consists of 900,000,000 shares of common stock at a par value of $0.001 per share and 10,000,000 shares of preferred stock at a par value of $0.001 per share, of which 1,000,000 is designated as Series A Preferred stock. As of February 7 , 2012, 154,389,296 shares of our common stock and 2000 shares of our Series A Preferred Stock are issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Our common stock does not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation. Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, the board of directors is authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our certificate of incorporation provides that we are authorized to issue up to 10,000,000 shares of preferred stock with a par value of $.001 per share. Our board of directors has the authority, without further action by the stockholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Our Series A Preferred Stock has liquidation and dividend rights over common stock, which are not in excess of its par value. It has no conversion rights or mandatory redemption features. Holders of our Series A Preferred stock are entitled to 100,000 votes for each share on all matters submitted to a stockholder vote.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our board of directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant.

Warrants

As of February 7 , 2012, we had 20,645,625 warrants to purchase 20,645,625 shares of our common stock at an exercise price of $0.30 outstanding. 17,162,500 of these warrants are exercisable through October 28, 2016 and 3,483,125 of these warrants are exercisable through November 8, 2016. We also have outstanding warrants to purchase 150,000 shares of our common stock at an exercise price of $0.25, exercisable through August 4, 2016. The exercise price of the warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances.

We also have 1,200,000 warrants to purchase 1,200,000 shares of our common stock at an exercise price of $0.15 outstanding. 700,000 of these warrants are exercisable through May 17, 2012 and 500,000 of these warrants are exercisable through January 3, 2016. Additionally, we have outstanding warrants to purchase 50,000 shares of our common stock at an exercise price of $0.08, exercisable through May 17, 2012 and warrants to purchase 104,763 shares of our common stock at an exercise price of $0.21, exercisable through June 4, 2012. The exercise price of the warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

Limitation on Directors’ Liability

Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent Delaware law permits. Specifically, no director will be personally liable for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and
•	for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities. See “Indemnification of Directors and Officers.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Anti-Takeover Effects of Provisions of the DGCL and our Certificate of Incorporation and Bylaws

Provisions of the DGCL and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Delaware Anti-Takeover Statute. We were subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

As of February 7 , 2012, we are not subject to Section 203 of the DGCL because we do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders and we have not elected by a provision in our original certificate of incorporation to be governed by Section 203. Unless we adopt an amendment of our certificate of incorporation by action of our stockholders expressly electing not to be governed by Section 203, we would generally become subject to Section 203 of the DGCL at such time that we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders, except that the restrictions contained in Section 203 would not apply if the business combination is with an interested stockholder who became an interested stockholder before the time that we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders.

Amendments to Our Certificate of Incorporation. Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•	increase or decrease the aggregate number of authorized shares of such class;
•	increase or decrease the par value of the shares of such class; or
•	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in the Board of Directors. Our bylaws provide that, subject to limitations, any vacancy occurring in our board of directors for any reason may be filled by a majority of the remaining members of our board of directors then in office, even if such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term of the other directors. Each such directors shall hold office until his or her successor is elected and qualified, or until the earlier of his or her death, resignation or removal.

Special Meetings of Stockholders. Under our bylaws, special meetings of stockholders may be called at any time by our President whenever so directed in writing by a majority of the entire board of directors. Special meetings can also be called whenever one-third of the number of shares of our capital stock entitled to vote at such meeting shall, in writing, request one. Under the DGCL, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.

Listing

Our common stock is listed on the OTCBB under the symbol “MNGA.”

Transfer Agent

The transfer agent and registrar for our common stock is Global Transfer, LLC. The transfer agent’s address is 780 Deltona Blvd., Suite 202, Deltona, FL 32725, and its telephone number is (386) 206-1133.

PLAN OF DISTRIBUTION

We are registering for resale by the selling stockholders (i) 19,037,500 shares of common stock, par value $0.001 per share, which are currently issued and outstanding, (ii) 20,170,625 warrants to purchase common stock, (iii) 20,020,625 shares issuable upon exercise of the warrants at an exercise price of $0.30 per share, and (iv) 150,000 shares issuable upon exercise of the warrants at an exercise price of $0.25 per share. We will not receive any proceeds from the sales of shares of our common stock or warrants by the selling stockholders. However, to the extent the warrants are exercised for cash, if at all, we will receive up to $6,043,688. We will pay the expenses incurred in connection with the offering described in this prospectus, with the exception of brokerage expenses, fees, discounts and commissions, which will be paid by selling stockholders.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock or warrants from time to tie pursuant to this prospectus.

The selling stockholders also may transfer and donate the shares of common stock or warrants in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders will sell their shares of common stock or warrants subject to the following:

•
all of a portion of the shares of common stock or warrants beneficially owned by the selling stockholders or their perspective pledgees, donees, transferees or successors in interest, may be sold on the OTC Bulletin Board market, any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, in the over-the counter market, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in a combination of such transactions;

•	each sale may be made at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices or at varying prices determined at the time of sale;

•
some or all of the shares of common stock or warrants may be sold through one or more broker-dealers or agents and may involve crosses, block transactions or hedging transactions. The selling stockholders may enter into hedging transactions with broker-dealers or agents, which may in turn engage in short sales in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock or warrants short and deliver shares of common stock or warrants to close out short positions or loan or pledge shares of common stock or warrants to broker-dealers or agents that in turn may sell such shares or warrants; and

•
in connection with such sales through one or more broker-dealers or agents, such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and may receive commissions from the purchasers of the shares of common stock or warrants for whom they act as broker-dealer or agent or to whom they sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transaction involved). Any broker-dealer or agent participating in any such sale may be deemed to be an “underwriter” within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any shares of common stock or warrants from or through such broker-dealer or agent. We have been advised that, as of the date hereof, none of the selling stockholders have made any arrangements with any broker-dealer or agent for the sale of their shares of common stock or warrants.

The selling stockholder and any broker-dealer participating in the distribution of the shares of common stock or warrants may be deemed to be “underwriters” within the meaning of the Securities Act, and any profits realized by the selling stockholders and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any shares of common stock or warrants covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. A selling stockholder may also transfer, devise or gift the shares of common stock or warrants by other means not covered in this prospectus in which case the transferee, devisee or giftee will be the selling stockholder under this prospectus.

If required at the time a particular offering of the shares of common stock or warrants are made, a prospectus supplement or, if appropriate, a post-effective amendment to the registration statements of which this prospectus is a part, will be distributed which will set forth the aggregate amount of shares of common stock or warrants being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock or warrants may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock or warrants may not be sold unless such shares or warrants have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock or warrants registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

The selling stockholders will pay all underwriting discounts and selling commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders, if any. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed 8% of the proceeds from the sale of such securities. We have agreed pursuant to the purchase agreement in the private placement where these securities were issued, the agreement with the placement agents, and the warrants to indemnify those selling stockholders against liabilities, including certain liabilities under the Securities Act, or that the selling stockholders will be entitled to contribution. We will be indemnified by the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933 that may arise from any written information furnished to us by the selling stockholders for use in this prospectus, in accordance with the purchase agreement or will be entitled to contribution. Once sold under this registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

SHARES ELIGIBLE FOR FUTURE SALE

As of February 7 , 2012, we had 154,389,296 shares of common stock outstanding, not including shares issuable upon exercise of our warrants. All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as follows:

Public Float

Of our outstanding shares, as of February 7 , 2012 approximately 101,668,001 shares are beneficially owned by executive officers, directors and affiliates (excluding shares of our common stock which may be acquired upon exercise of stock options and warrants which are currently exercisable or which become exercisable within 60 days of February 7 , 2012). The approximately 53,000,000 remaining shares constitute our public float.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, our affiliates or persons selling shares on behalf of our affiliates who own shares that were acquired from us or an affiliate of ours at least six months prior to the proposed sale are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	The average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus and certain other legal matters as to Delaware law will be passed upon for us by Anslow & Jaclin LLP.

EXPERTS

Our audited consolidated financial statements appearing in this prospectus and registration statement have been audited by Randall N. Drake CPA, P.A., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

On January 1, 2012, the audit firm of Randall N. Drake CPA, P.A. changed its name to Drake & Klein CPAs. The change was reported to the PCAOB as a change of name. This is not a change of auditors for the Company.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.magnegas.com . The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

Financial Statements

MagneGas Corporation
(Previously a Development Stage Enterprise)

As of December 31, 2010 and 2009
And for the Years Ended December 31, 2010 and 2009

Randall N. Drake, C.P.A., P.A.
1981 Promenade Way
Clearwater, FL  33760
727.536.4863
Randall@RDrakeCPA.com

Report of Independent Registered Public Accounting Firm

Board of Directors
MagneGas Corporation
Tarpon Springs, Florida

We have audited the accompanying balance sheets of MagneGas Corporation (previously a development stage enterprise) as of December 31, 2010 and 2009 and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2010 and 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal controls over financial reporting.   Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provided a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009 and the results of its operations and its cash flows for the year ended December 31, 2010 and 2009 in conformity with accounting principles generally accepted in the United States of America

/s/ Randall N. Drake, CPA PA
Clearwater, Florida
March 29, 2011

MagneGas Corporation
Balance Sheets

	December 31,
	2010	2009
Assets
Current Assets
Cash	$917,495	$7,338
Accounts receivable, net of allowance for doubtful accounts of $0 and $0, respectively	8,159	2,399
Inventory, at cost	1,554,807	8,381
Prepaid and other current assets	30,000	-
Total Current Assets	2,510,461	18,118

Property and equipment, net of accumulated depreciation of $8,839 and $375, respectively	50,616	22,125

Deferred tax asset	456,500	472,900
Intangible assets, net of accumulated amortization of $103,044 and $54,578, respectively	623,956	672,422
Investment in joint ventures	490,410	-
Total Assets	$4,131,943	$1,185,565

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$378,215	$94,577
Accrued expenses	31,495	77,395
Deferred revenue and customer deposits	569,994	100,000
Due to affiliate	10,000	10,000
Note payable to related party	46,692	140,087
Total Current Liabilities	1,036,396	422,059

Total Liabilities	1,036,396	422,059

Stockholders' Equity
Preferred stock: $0.001 par; 10,000,000 authorized; 2,000 issued and outstanding	2	2
Common stock: $0.001 par; 900,000,000 authorized; 123,445,209 and 105,954,395 issued and outstanding, respectively	123,445	105,954
Additional paid-in capital	5,180,468	2,909,518
Issued and unearned stock compensation	(48,333)	(68,333)
Accumulated deficit	(2,160,035)	(2,183,635)
Total Stockholders’ Equity	3,095,547	763,506

Total Liabilities and Equity	$4,131,943	$1,185,565

The accompanying notes are an integral part of these financial statements.

MagneGas Corporation
Statements of Operation
For the Years Ended December 31, 2010 and 2009

	Year Ended
	December 31,
	2010	2009

Revenue	$2,036,238	$18,564

Direct costs	729,945	9,226

	1,306,293	9,338

Operating Expenses:
Advertising	74,017	31,214
Selling	245,664	38,405
Professional: technical	7,735	22,958
Professional: legal and accounting	115,287	81,265
Rent and overhead	79,478	66,904
Office and administration	293,258	74,277
Investor relations	64,551	44,536
Stock-based compensation	262,251	822,714
Research and development	65,574	28,958
Depreciation and amortization	56,930	48,842
Total Operating Expenses	1,264,745	1,260,073

Operating Income (Loss)	41,548	(1,250,735)

Other Income and (Expense)
Interest expense	(1,548)	(5,903)
Total Other Income (Expense)	(1,548)	(5,903)

Net Income (Loss) before tax benefit	40,000	(1,256,638)
Provision (benefit) for Income Taxes	16,400	(472,900)
Net Income (Loss)	$23,600	$(783,738)

Loss per share:
Basic	$0.00	$(0.01)
Diluted	$0.00	$(0.01)
Weighted average common shares:
Basic	113,697,283	102,421,341
Diluted	114,076,571	102,551,499

The accompanying notes are an integral part of these financial statements.

MagneGas Corporation
Statement of Changes in Stockholders’ Equity

					Additional	Unearned
	Preferred		Common		Paid in	Stock	Accumulated	Total
	Shares	Amount	Shares	Amount	Capital	Comp	Deficit	Equity
Balance at December 31, 2008	2,000	$2	99,444,833	$99,445	$1,892,373	$(88,333)	$(1,399,897)	$503,590

Compensation recognized under consulting agreement (May 31, 2008)						20,000		20,000

Waiver of related party expense					22,440			22,440

Options issued for services					6,324			6,324

Common shares issued:			..
Issued for services			4,517,500	4,517	791,873			796,390
Issued for purchase of assets			150,000	150	22,350			22,500
Issued for cash			1,842,062	1,842	174,158			176,000

Net Loss							(783,738)	(783,738)

Balance at December 31, 2009	2,000	2	105,954,395	105,954	2,909,518	(68,333)	(2,183,635)	763,506

Compensation recognized under consulting agreement (May 31, 2008)						20,000		20,000

Waiver of related party expense					22,440			22,440

Options issued for services					2,108			2,108

Common shares issued:
Issued for services			2,426,000	2,426	237,717			240,143
Issued for investment in Joint Venture			250,000	250	23,500			23,750
Issued for cash			14,814,814	14,815	1,985,185			2,000,000

Net Income							23,600	23,600

Balance at December 31, 2010	2,000	$2	123,445,209	$123,445	$5,180,468	$(48,333)	$(2,160,035)	$3,095,547

The accompanying notes are an integral part of these financial statements.

MagneGas Corporation
Statement of Cash Flows
For the Year Ended December 31, 2010 and 2009

	Year Ended
	December 31,
	2010	2009
Cash Flows from Operating Activities

Net income (loss)	$23,600	$(783,738)

Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	56,930	48,842
Stock compensation	262,251	822,714
Waiver of related party expenses	22,440	22,440
Bad debts	-	501
Deferred income taxes	16,400	(472,900)
Changes in operating assets:
Accounts receivable	(5,760)	(502)
Inventory	(1,546,426)	(3,521)
Prepaid & other current assets	(30,000)	-
Accounts payable	283,638	(15,162)
Accrued expenses	(45,900)	62,395
Deferred revenue and customer deposits	3,334	100,000
Total adjustments to net income (loss)	(983,093)	564,807
Net cash (used in) operating activities	(959,493)	(218,931)

Cash Flows From Investing Activities
Acquisition of equipment	(36,955)	-
Net cash flows used in investing activities	(36,955)	-

Cash Flow from Financing Activities
Advances from related party	42,605	5,903
Proceeds from note payable to related party	22,000	137,100
Repayments on notes payable from related party	(158,000)	(85,300)
Interest accrued on affiliate notes and advances	-	(7,594)
Proceeds from issuance of common stock	2,000,000	176,000
Net cash flows provided by investing activities	1,906,605	226,109

Net increase in cash	910,157	7,178
Cash balance, beginning	7,338	160
Cash balance, ending	$917,495	$7,338

Supplemental disclosure of cash flow information and non cash investing and financing activities:
Interest paid	$-	$-
Taxes paid	$-	$-

Non-cash transaction:
The Company received property and equipment, with a fair value of $22,500 in exchange for the issuance of 150,000 common shares.	$-	$22,500
Exchanged license for investment in Joint Venture (China)	$466,660	$-
Exchanged shares in exchange for investment in Joint Venture (Europe)	$23,750	$-

The accompanying notes are an integral part of these financial statements.

MagneGas Corporation
Notes to Financial Statements
For the Years Ended December 31, 2010 and 2009

 1.        Background Information

MagneGas Corporation (the “Company”) was organized in the state of Delaware on December 9, 2005. The Company was originally organized under the name 4307, Inc, for the purpose of locating and negotiating with a business entity for a combination. On April 2, 2007 all the issued and outstanding shares of 4307, Inc. were purchased and the Company name was changed to MagneGas Corporation.

The Company’s operating plan and mission is to produce a hydrogen based alternative fuel made from liquid waste. A patented process has been developed which transforms contaminated liquid waste through a proprietary plasma arc technology. A byproduct of this process is to produce a fuel alternative to natural gas. The patented proprietary technology is owned by the Company. The Company produces bottled gas for the purpose of distribution to the metal working market.  Additionally, the Company is marketing, for sale or licensure, its proprietary plasma arc machines.

2.         Summary of Significant Accounting Policies

The significant accounting policies followed are:

Basis of Presentation

In the opinion of management, all adjustments consisting of normal recurring adjustments necessary for a fair statement of (a) the result of operations for the twelve month periods ended December 31, 2010 and 2009; (b) the financial position at December 31, 2010, and (c) cash flows for the twelve month periods ended December 31, 2010 and 2009, have been made.

The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. These principals require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates.

Use of Estimates

The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. These principals require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates.

Variable Interest Entities

The Company considers the consolidation of entities to which the usual condition (ownership of a majority voting interest) of consolidation does not apply, focusing on controlling financial interests that may be achieved through arrangements that do not involve voting interest.  If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary.  The primary beneficiary is generally required to consolidate assets, liabilities and non-controlling interests at fair value (or at historical cost if the entity is a related party) and subsequently account for the variable interest as if it were consolidated based on a majority voting interest.   The Company has investments in joint ventures that are in development of the MagneGas technology, however the Company is not identified as a primary beneficiary; therefore no consolidation is required and the investments are listed at their cost.

Fair Value of Financial Instruments

In September 2006, the Financial Accounting Standards Board (FASB) introduced a framework for measuring fair value and expanded required disclosure about fair value measurements of assets and liabilities.  The Company adopted the standard for those financial assets and liabilities as of the beginning of the 2008 fiscal year and the impact of adoption was not significant. FASB Accounting Standards Codification (ASC) 820 “ Fair Value Measurements and Disclosures ” (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2010. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts receivable, other current assets, accounts payable, accrued compensation and accrued expenses. The fair value of the Company’s notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value.

The Company applied ASC 820 for all non-financial assets and liabilities measured at fair value on a non-recurring basis. The adoption of ASC 820 for non-financial assets and liabilities did not have a significant impact on the Company’s financial statements.

Cash and Cash Equivalents

The majority of cash is maintained with a major financial institution in the United States.  Deposits with this bank may exceed the amount of insurance provided on such deposits.  At December 31, 2011, approximately $525,000 was in excess of the  Federal Deposit Insurance Corporation (FDIC)  limits. Generally, these deposits may be redeemed on demand and, therefore, bear minimal risk.  The Company considers all highly liquid investments purchased with an original maturity of six months or less to be cash equivalents.

Accounts Receivable, Credit

Accounts receivable consist of amounts due for the delivery of MagneGas sales to customers.    An allowance for doubtful accounts is considered to be established for any amounts that may not be recoverable, which is based on an analysis of the Company’s customer credit worthiness, and current economic trends.  Based on management’s review of accounts receivable, no allowance for doubtful accounts was considered necessary.   Receivables are determined to be past due, based on payment terms of original invoices.  The Company does not typically charge interest on past due receivables.

 Revenue Recognition

The Company generates revenue through two processes: (1) Sale of MagneGas fuel for metal cutting and (2) Sale of its Plasma Arc Flow units. Additionally we also recognize revenue from territorial license arrangements.

•	Revenue for metal-working fuel is recognized when shipments are made to customers. The Company recognizes a sale when the product has been shipped and risk of loss has passed to the customer.

•
Revenue generated from sales of its production unit is recognized on a percentage of completion, based on the progress during manufacturing of the unit.  Our machine is a significant investment and generally requires a 6 to 9 month production cycle. During the course of building a unit the actual costs are tracked to our cost estimates and revenue is proportionately recognized during the process. Significant deposits are required before production. These deposits are classified as customer deposits. During our production, costs and progress earnings are accumulated and included in “Costs and earnings” as an asset.

•
Licenses are issued, per contractual agreement, for distribution rights within certain geographic territories.  We recognize revenue ratably, based on the amounts paid or values received, over the term of the licensing agreement.

Inventories

Inventories are stated at the lower of standard cost or market, which approximates actual cost. Cost is determined using the first-in, first-out method.  Inventory is comprised of filled cylinders of MagneGas and accessories (regulators and tips) available for sale and accumulated costs incurred in the manufacturing process of units held for future sales.

The Company is manufacturing additional units for sale.  Each unit is assigned a project number and the costs are accumulated, until delivered.

Long-Lived Assets

Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives (3-7 years).  Intellectual property assets are stated at their fair value acquisition cost. Amortization of intellectual property assets is calculated by the straight line method over their estimated useful lives (15 years).  Historical costs are reviewed and evaluated for their net realizable value of the assets.  The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment existed at December 31, 2010.

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

 Stock Based Compensation

The Company issues restricted stock to consultants for various services Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.  The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.   The Company recognized consulting expenses and a corresponding increase to additional paid-in-capital related to stock issued for services.  Stock compensation for the periods presented were issued to consultants for past services provided, accordingly, all shares issued are fully vested, and there is no unrecognized compensation associated with these transactions.  In May 2008 the Company entered into a consulting agreement for services to be rendered over a five year period.  The consulting expense is to be recognized ratably over the requisite service period.

Shipping Costs

The Company includes shipping costs and freight-in costs in cost of goods sold.  Total freight-in included in cost of goods sold expense was $118 and $714 for the years ended December 31, 2010 and 2009, respectively.

Advertising Costs

The costs of advertising are expensed as incurred.  Advertising expenses are included in the Company’s operating expenses.   Advertising expense was $74,017 and $31,214 for the years ended December 31, 2010 and 2009, respectively

Research and Development

The Company expenses research and development costs when incurred.  Research and development costs include engineering and laboratory testing of product and outputs.  Indirect costs related to research and developments are allocated based on percentage usage to the research and development.

Income Taxes

The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purpose, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

Earnings (Loss) Per Share

Basic earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares outstanding during the year. Diluted earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares.  The Company has issued options to several investors, upon their purchase of shares.  Options, whose strike price is less than the current market value, are considered common stock equivalents and are included in dilutive earnings per share.

	December 31, 2010	December 31, 2009
Net Income (Loss)	$23,600	$(783,738)

Weighted Average Shares
Common Stock	113,697,283	102,421,341
Common stock equivalents (Options)	379,288	-	*
	114,076,571	102,421,341

* Net loss for the period, options and other dilutive common stock equivalents are anti-dilutive and are excluded from computation.

3.         Recently Issued Accounting Pronouncements

In June 2009, the FASB issued new accounting guidance that established the FASB Accounting Standards Codification (“Codification”), as the single source of authoritative GAAP to be applied by nongovernmental entities, except for the rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. These changes and the Codification itself do not change GAAP. This new guidance became effective for interim and annual periods ending after September 15, 2009. Other than the manner in which new accounting guidance is referenced, the Codification did not have an effect on the Company’s consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-06 regarding fair value measurements and disclosures and improvement in the disclosure about fair value measurements. This ASU requires additional disclosures regarding significant transfers in and out of Levels 1 and 2 of fair value measurements, including a description of the reasons for the transfers.  Further, this ASU requires additional disclosures for the activity in Level 3 fair value measurements, requiring presentation of information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements. This ASU is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. We are currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our financial statements.

In February 2010, the FASB issued ASU No. 2010-09 regarding subsequent events and amendments to certain recognition and disclosure requirements. Under this ASU, a public company that is a SEC filer, as defined, is not required to disclose the date through which subsequent events have been evaluated. This ASU is effective upon the issuance of this ASU. The adoption of this ASU did not have a material impact on our financial statements.

In April 2010, the FASB issued ASU No. 2010-18 regarding improving comparability by eliminating diversity in practice about the treatment of modifications of loans accounted for within pools under Subtopic 310-30 – Receivable – Loans and Debt Securities Acquired with Deteriorated Credit Quality (“Subtopic 310-30”). Furthermore, the amendments clarify guidance about maintaining the integrity of a pool as the unit of accounting for acquired loans with credit deterioration.  Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within Subtopic 310-40, Receivables—Troubled Debt Restructurings by Creditors. The amendments in this Update are effective for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The amendments are to be applied prospectively. Early adoption is permitted. We are currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our financial statements.

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the  FASB Accounting Standards Codification™  (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.  Management has reviewed the aforementioned rules and releases and believes any effect will not have a material impact on the Company's present or future financial statements.

4.         Inventory

Inventory primarily consists of :  The

	December 31,	December 31,
	2010	2009
Cylinders, metal cutting fuel	$72,210	$8,381
Units, Construction in process	1,482,597	-
	$1,554,807	$8,381

Company is currently manufacturing four refineries for future sales.

5.         Long Lived Assets

Equipment consists of:	December 31,	December 31,
	2010	2009
Machinery and equipment	$49,778	$18,125
Furniture and office equipment	5,352	-
Truck	4,325	4,375
	59,455	22,500
Less accumulated depreciation	8,839	375
	$50,616	$22,125

Depreciation of equipment was $8,464 and $375 for the years ended December 31, 2010 and 2009, respectively.

Intellectual property:

The Company owns intellectual property, which it is amortizing on a straight-line basis over the assets useful life.  The Company assesses fair market value for any impairment to the carrying values.  As of December 31, 2010 management concluded that there was no impairment to the intangible assets.

	December 31,	December 31,
	2010	2009
Intellectual property	$727,000	$727,000
Less accumulated amortization	103,044	54,578
	$623,956	$672,422

Future amortization through December 31,:
2010	$48,467
2011	48,467
2012	48,467
2013	48,467
2014	48,467
2015 and thereafter	381,621
	$623,956

Amortization of the intangible assets was $48,467 and $48,467 for the years ended December 31, 2010 and 2009, respectively.

Management periodically reviews the valuation of this asset for potential impairments.  Consideration of various risks to the valuation and potential impairment includes, but is not limited to:  (a) the technology’s acceptance in the marketplace and our ability to attain projected forecasts of revenue (discounted cash flow of projections); (b) competition of alternative solutions; and (c) federal and state laws which may prohibit the use of our production machinery as currently designed.   Management has not impaired this asset, to date, and does not anticipate any negative impact from known current business developments. Management continuously measures the marketplace, potential revenue developments and competitive developments in the scientific industry.

6.         Investment in Joint Ventures

On June 25, 2010, the Company entered into agreement with a Belgium company, whereby 250,000 shares of MagneGas Corporation’s common stock and territorial license rights were exchanged for a 20% interest in MagneGas Europe.  The Company valued the investment in the Joint Venture at the fair market value of the shares issued ($23,750).   The Company does not have effective or beneficial control over the European entity and is to account for the investment under the Equity Method.

On June 28, 2010, the Company entered into agreement with DDI Industries, a China company, in formation of MagneGas China.  The Company is to provide mechanical drawings (for complete construction), computer programs, license of patents (Greater China Region), trademarks, etc. of the Plasma Arc Flow Recyclers to the new entity in exchange for a $2 million investment in MagneGas Corporation (received as of September 30, 2010; subscription at a share price of $0.135 or 14,814,814 common shares) and 20% share in MagneGas China.  The Company’s investment has been valued at $466,660, a mutually agreed amount for the technology license.  The MagneGas China entity has been funded in cash for an amount which reflects the intellectual property’s value. The Company does not have effective or beneficial control over the China entity and is to account for the investment under the Equity Method.

Our investments in joint ventures are considered as Level 3, as defined in FASB Accounting Standards Codification (ASC) 820 “ Fair Value Measurements and Disclosures ” (ASC 820), and management considers alternative methods for valuing these investments to determine if there would be impairment to the current carrying value, currently our cost basis.   As of December 31, 2010, management does not believe any impairment exists with regard to the investments in joint ventures.

7.         Income Tax

Provision (Benefit) for Income Taxes

The provision for income taxes consists of the following:

	2010	2009
Current Tax Provision	$-	$-
Deferred Tax(Benefit) Provision	(456,500)	(472,900)
Total Tax (Benefit) Provision	$(456,500)	$(472,900)

A reconciliation of the expected Federal statutory rate of 34% to the Company’s actual rate as reported for each of the periods presented is as follows:

	2010	2009
Expected statutory rate	34.0%	(34.0)%
State Income tax rate, net of federal benefit	3.6%	(3.6)%
Permanent Differences	0.0%	0.0%
Temporary Differences	3.4%	0.0%
Valuation Allowance	.0.0%	0.0%
	41.0%	37.6%

Deferred Income Taxes

Deferred income taxes are the result of timing differences between book and tax basis of certain assets and liabilities, timing of income and expense recognition of certain items and net operating loss carry-forwards.

The Company assesses temporary differences resulting from different treatments of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are recorded in our balance sheets. The Company evaluates the realizability of its deferred tax assets and assesses the need for a valuation allowance on an ongoing basis. In evaluating its deferred tax assets, the Company considers whether it is more likely than not that the deferred income tax assets will be realized. The ultimate realization of deferred tax assets depends upon generating sufficient future taxable income prior to the expiration of the tax attributes.  In assessing the need for a valuation allowance the Company must project future levels of taxable income. This assessment requires significant judgment. The Company examined the evidence related to a recent history of tax losses, the economic conditions in which it operates recent organizational changes, its forecasts and projections. The Company therefore has recorded deferred tax assets as of December 31, 2010, as it is satisfied the realization standard for the year ended December 31, 2010.  The Company will continue to evaluate its deferred tax assets to determine whether any changes in circumstances could affect the realization of their future benefit.

The Company had not previously recognized an income tax benefit for its operating losses generated since inception through December 31, 2009 based on uncertainties concerning its ability to generate taxable income in future periods of which, at the time, the realization could not be considered more likely than not.  Based on events subsequent to the balance sheet date, management has re-assessed the valuation allowance and the recognition of its deferred tax losses, however, based on the Company’s history of losses and other negative evidence resulting in the allowance, no income tax benefit will be recognized for prior periods.  The tax benefit for the prior periods, in the amount of $348,800, arising from operating losses as a start-up company and other temporary differences, has been off-set by an equal valuation allowance.

The following is a schedule of the deferred tax assets and liabilities as of December 31, 2010 and 2009:

	December 31,	December 31,
	2010	2009
Deferred Tax Assets
Net Operating Loss Carry Forwards	$456,500	$472,900

Deferred Tax Liabilities
Total Deferred Tax Assets (Liabilities)	$-	$-

Net Deferred Tax Asset (Liabilities)	$456,500	$472,900

 For balance sheet presentation the Company nets its current deferred tax assets and liabilities and non-current deferred tax assets and liabilities. The following table summarizes the presentation:

Balance Sheet Presentation
	2010	2009
Net current deferred tax assets (liabilities)	$—	$—

Net long-term deferred tax assets (liabilities)	$456,500	$472,900

Management believes that the Company has matured and product acceptance will generate the revenues and achieve a level of profitability creating taxable income of approximately $1,212,000 which would utilize the recognized deferred tax assets.

Under the Internal Revenue Code of 1986, as amended, these losses can be carried forward twenty years.   As of December 31, 2010 the Company has net operating loss carry forwards remaining from the following years:

Year	Net Operating
Generated	Loss	Expires
2007	375,000	2027
2008	977,000	2028
2009	1,255,000	2029
	$2,607,000

The adoption of provisions, required by Accounting Standard Codification (“ASC”) No. 740, did not result in any adjustments.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ending December 31, 2006 through 2010. The Company state income tax returns are open to audit under the statute of limitations for the years ending December 31, 2006 through 2010.

The Company recognizes interest and penalties related to income taxes in income tax expense. The Company had incurred no penalties and interest for the years ended December 31, 2010 and 2009.

8          Equity

The company has two classifications of stock:

Preferred Stock includes 10,000,000 shares authorized at a par value of $0.001. Preferred Stock has been issued as Series A Preferred Stock. Preferred Stock has liquidation and dividend rights over Common Stock, which is not in excess of its par value. The preferred stock has no conversion rights or mandatory redemption features. There have been 2,000 shares of Preferred  Stock issued to an entity controlled by Dr. Ruggero Santilli and other members of the Board of Director. Each share of Preferred Stock is entitled to 100,000 votes.

Common Stock includes 900,000,000 shares authorized at a par value of $0.001. The number of authorized shares reflects an amendment to the Articles of Incorporation, increasing the authorized shares from 100,000,000 to 900,000,000. The holders of Common Stock and the equivalent Preferred Stock, voting together, shall appoint the members of the Board of the Directors. Each share of Common Stock is entitled to one vote.

Founding contributors were issued 67,052,000 shares during 2007.   As management determined that the Company had negligible value, no value was attributed to the founders’ shares.

During year ended December 31, 2009, the company issued 30,000,000 common shares, valued at $727,000 to secure intellectual property rights and 100,000 common shares under a consulting agreement (see Related Party Transactions).

The use of an initial small production refinery has been contributed by Dr. Ruggero Santilli, Chief Executive Officer, Chief Scientist, and Chairman of the Board.  The computed fair value of this refinery is approximately $210,000; the month to month rental agreement is $1,870 per month and has been charged to equipment rental expense in the operating expenses.  To reflect the contributed value, the corresponding entry has been charged to additional paid in capital, and is included in the statement of stockholders’ equity.  Total contributed value was $22,440 for the year ended December 31, 2010 and 2009.

9.         Related Party Transactions

On December 28, 2009 the Company acquired all  relevant patents and intellectual  property for the MagneGas technology from a company, Hyfuels, Inc. related by common management, that originally secured an intellectual property license. The Company issued 30,000,000 shares of common stock, valued at the fair market trading value of the stock at the time of purchase, in exchange for the intellectual property.   Significant terms of the agreement were:

•	Territories defined as: North, South, Central America and all Caribbean Islands ("the Territories"), in perpetuity;

•	The Company acquired the MagneGas domain names and trademarks and the following patents:

•	U.S. Patent No. 6,926,872, issued on August 9, 2005 entitled Apparatus and Method for Producing a Clean Burning Combustible Gas With Long Life Electrodes and Multiple Plasma-Arc-Flows;

•	U.S. Patent No. 6,972,118, issued on December 6, 2005 entitled Apparatus and Method for Processing Hydrogen, Oxygen and Other Gases;

•	U.S. application no. 11/474,687, filed on June 26, 2006 entitled Operating Under High Power, Pressure and Temperature Conditions to Produce A Combustible Gas.

In February 2008, the Company entered into a 5 year consulting agreement with Dr. Santilli, whose knowledge and expertise of the technology is essential in the development of the MagneGas product. The terms of the consulting agreement consist of issuance of common stock (100,000 shares) and payment of $5,000 per month to Dr. Santilli, upon the determination by the Board of Directors of MagneGas Corporation of achieving adequate funding.  The Board has since determined that Dr. Santilli’s monthly accrued salary will be $10,000 per month.

In 2008 an advance in the amount of $10,000 was made by a company owned by a shareholder, for initial deposit for services.  There are no repayment terms to this advance and the amount is payable upon demand.

At various times the Company received advances from a shareholder for an unsecured promissory note.  All funds are at the same terms of the original shareholder note.  These promissory notes have no repayment date; however it is payable within 30 days of written demand.  Payment is to include accrued simple interest at 4%.  The balance on the promissory note has been paid in full.

Beginning April 2008 the Company entered into a month-to-month lease, at a monthly rate of $2,500 per month for facilities to occupy approximately 3,000 square feet of a 6,000 square foot building and the use of certain equipment and utilities, as needed.   The facility allows for expansion needs.  The lease is held by a Company that is effectively controlled by Dr. Santilli.

The use of an initial small production refinery has been contributed by Dr. Ruggero Santilli, Chief Executive Officer, Chief Scientist, and Chairman of the Board. The value of the refinery is approximately $210,000; the computed fair value of this month to month rental agreement is $1,870 per month and has been charged to equipment rental expense in the operating expenses, beginning in July 2008. To reflect the contributed value, the corresponding entry has been charged to additional paid in capital, and is included in the statement of stockholders’ equity. Total contributed value was $22,440 and $22,440 for the year ended December 31, 2010 and 2009, respectively.

The Company entered into an agreement to acquire a 20% ownership of Magnegas Europe. This Company is related by common management. The CEO of Magnegas Europe, Ermanno Santilli is also the Vice President of Magnegas Corporation and is the son of Dr. Ruggero M. Santilli.  Dr. Santilli is also a shareholder of Magnegas Europe. There are no other related party transactions, joint venture or royalty agreements. The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

10.       Segment Information

The following information is the results of our operating revenue segments:

	Revenue	Costs	Margin

December 31, 2010
Segments:
Unit Sales	$1,855,000	$717,845	$1,137,155
License Fees	146,666	-	146,666
Metal Cutting	34,572	12,100	22,472
	$2,036,238	$729,945	$1,306,293

December 31, 2009
Segments:
Unit Sales	$-	$-	$-
License Fees	-	-	-
Metal Cutting	18,564	9,226	9,338
	$18,564	$9,226	$9,338

11.       Contingencies

From time to time the Company may be a party to litigation matters involving claims against the Company.  The Company operates with waste, hazardous material and within a highly regulated industry, which may lend itself to legal matters.  Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

Financial Statements

MagneGas Corporation

As of September 30, 2011 (unaudited) and December 31, 2010 (audited)
And for the Three and Nine Months Ended September 30, 2011 (unaudited) and 2010 (unaudited)

MagneGas Corporation
Balance Sheets

	September 30,	December 31,
	2011	2010
	(unaudited)	(audited)
Assets
Current Assets
Cash	$147,204	$917,495
Accounts receivable, net of allowance for doubtful accounts of $622 and $0, respectively	21,146	8,159
Inventory, at cost	2,184,381	1,554,807
Prepaid and other current assets	-	30,000
Total Current Assets	2,352,731	2,510,461

Property and equipment, net of accumulated depreciation of $25,800 and $8,839, respectively	98,114	50,616

Deferred tax asset	1,101,600	456,500
Intangible assets, net of accumulated amortization of $139,394 and $103,044, respectively	587,606	623,956
Investment in joint ventures	490,410	490,410
Total Assets	$4,630,461	$4,131,943

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$427,504	$378,215
Accrued expenses	211,051	31,495
Deferred revenue and customer deposits	449,995	569,994
Due to affiliate	10,000	10,000
Note payable to related party	43,552	46,692
Total Current Liabilities	1,142,102	1,036,396

Total Liabilities	1,142,102	1,036,396

Stockholders' Equity
Preferred stock: $0.001 par; 10,000,000 authorized; 2,000 issued and outstanding	2	2
Common stock: $0.001 par; 900,000,000 authorized; 132,899,796 and 123,445,209 issued and outstanding, respectively	132,899	123,445
Additional paid-in capital	6,629,334	5,180,468
Issued and unearned stock compensation	(33,333)	(48,333)
Accumulated deficit	(3,240,543)	(2,160,035)
Total Stockholders' Equity	3,488,359	3,095,547

Total Liabilities and Stockholders' Equity	$4,630,461	$4,131,943

The accompanying notes are an integral part of these financial statements.

MagneGas Corporation
Statements of Operation
For the Three and Nine Months Ended September 30, 2011 and 2010
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenue	$61,253	$444,232	$226,103	$1,942,606

Direct Costs	40,491	183,308	91,087	724,299

	20,762	260,924	135,016	1,218,307

Operating Expenses:
Advertising	14,716	18,942	48,535	38,827
Selling	54,276	15,962	239,554	192,280
Professional: technical	150	75,770	150	148,995
Professional: legal and accounting	2,066	22,351	141,931	60,014
Rent and overhead	28,623	30,563	77,409	54,321
Office and administration	331,205	53,259	681,312	208,515
Investor relations	15,087	23,386	31,409	61,795
Stock-based compensation	95,850	51,800	456,490	237,876
Research and development	48,031	56,310	130,535	78,460
Depreciation and amortization	17,769	14,361	53,311	42,215
Total Operating Expenses	607,773	362,704	1,860,636	1,123,298

Operating Income (Loss)	(587,011)	(101,780)	(1,725,620)	95,009

Other Income and (Expense)
Interest	(30)	(9)	12	(1,709)
Sale of Asset(s)	-	-	-	-
Total Other (Income) Expense	(30)	(9)	12	(1,709)

Net Income (Loss) before tax benefit	(587,041)	(101,789)	(1,725,608)	93,300
Provision for Income Taxes	(221,000)	(38,300)	(645,100)	36,500
Net Income (Loss)	$(366,041)	$(63,489)	$(1,080,508)	$56,800

Loss per share:
Basic	$(0.00)	$(0.00)	$(0.01)	$0.00
Diluted	$(0.00)	$(0.00)	$(0.01)	$0.00
Weighted average common shares:
Basic	130,873,528	115,562,976	119,088,587	105,858,259
Diluted	130,873,528	115,562,976	119,088,587	106,721,014

The accompanying notes are an integral part of these financial statements.

MagneGas Corporation
Statement of Cash Flows
For the Nine Months Ended September 30, 2011 and 2010
(unaudited)

	September 30,
	2011	2010

Cash Flows from Operations

Net income (loss)	$(1,080,508)	$56,800

Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	53,311	42,215
Stock compensation	456,490	237,876
Waiver of related party expenses	16,830	16,830
Bad debts	622	-
Deferred income taxes	(645,100)	36,500
Changes in operating assets:
Accounts receivable	(13,609)	(8,116)
Inventory	(629,574)	(606,952)
Prepaid & other current assets	30,000	(125,000)
Accounts payable	49,289	140,494
Accrued expenses	179,556	(55,057)
Deferred revenue and customer deposits	(119,999)	101,667
Total adjustments to net income	(622,184)	(219,543)
Net cash (used in) operating activities	(1,702,692)	(162,743)

Cash Flows from Investing Activities
Acquisition of equipment	(64,459)	(23,210)
Net cash flows (used in) investing activities	(64,459)	(23,210)

Cash Flows from Financing Activities
Advance from affiliate	-	14,750
Advances from (repayments to) related party	(3,140)	-
Proceeds from note payable to related party	-	22,000
Repayments on notes payable from related party	-	(158,000)
Proceeds from issuance of common stock	1,000,000	2,000,000
		-
Net cash flows provided by (used in) investing activities	996,860	1,878,750

Net increase (decrease) in cash	(770,291)	1,692,797

Cash balance, beginning	917,495	7,338

Cash balance, ending	$147,204	$1,700,135

Supplemental disclosure of cash flow information and non cash investing and financing activities:
Interest paid	$-	$-
Taxes paid	$-	$-

The accompanying notes are an integral part of these financial statements.

MagneGas Corporation
Notes to Financial Statements
(Unaudited)
For the Three and Nine Months Ended September 30, 2011 and 2010

 1.        Background Information

MagneGas Corporation (the “Company”) was organized in the state of Delaware on December 9, 2005. The Company was originally organized under the name 4307, Inc, for the purpose of locating and negotiating with a business entity for a combination. On April 2, 2007 all the issued and outstanding shares of 4307, Inc. were purchased and the Company name was changed to MagneGas Corporation.

The Company’s operating plan and mission is to produce hydrogen based alternative fuel made from liquid waste. A patented process has been developed which transforms contaminated liquid waste through a proprietary plasma arc technology. A byproduct of this process is to produce a fuel alternative to natural gas. The patented proprietary technology is owned by the Company.  The Company produces bottled gas for the purpose of distribution to the metal working market.  Additionally, the Company is marketing, for sale or licensure, its proprietary plasma arc machines.

2.         Summary of Significant Accounting Policies

The significant accounting policies followed are:

Basis of Presentation

In the opinion of management, all adjustments consisting of normal recurring adjustments necessary for a fair statement of (a) the result of operations for the three and nine month periods ended September 30, 2011 and 2010; (b) the financial position at September 30, 2011; and (c) cash flows for the nine month periods ended September 30, 2011 and 2010, have been made.

The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. These principals require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates.

Certain reclassifications have been made for comparability.

Use of Estimates

The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. These principals require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates. The financial statements presented include estimates for patent life, recoverability of deferred tax assets and collections on our receivables.  Our estimates include consideration of the useful lives of our intellectual property, allocations to research and development costs and recognition of deferred tax assets.

Variable Interest Entities

The Company considers the consolidation of entities to which the usual condition (ownership of a majority voting interest) of consolidation does not apply, focusing on controlling financial interests that may be achieved through arrangements that do not involve voting interest.  If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary.  The primary beneficiary is generally required to consolidate assets, liabilities and non-controlling interests at fair value (or at historical cost if the entity is a related party) and subsequently account for the variable interest as if it were consolidated based on a majority voting interest. The Company has investments in joint ventures that are in development of the MagneGas technology, however the Company is not identified as a primary beneficiary; therefore no consolidation is required and the investments are listed at their cost.

Fair Value of Financial Instruments

In September 2006, the Financial Accounting Standards Board (FASB) introduced a framework for measuring fair value and expanded required disclosure about fair value measurements of assets and liabilities.  The Company adopted the standard for those financial assets and liabilities as of the beginning of the 2008 fiscal year and the impact of adoption was not significant. FASB Accounting Standards Codification (ASC) 820 “ Fair Value Measurements and Disclosures ” (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2011. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts receivable, inventory, other current assets, accounts payable, accrued compensation and accrued expenses. The fair value of the Company’s notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value.

The Company applied ASC 820 for all non-financial assets and liabilities measured at fair value on a non-recurring basis. The adoption of ASC 820 for non-financial assets and liabilities did not have a significant impact on the Company’s financial statements.

Cash and Cash Equivalents

The majority of cash is maintained with a major financial institution in the United States.  Deposits with this bank may exceed the amount of insurance provided on such deposits.   Generally, these deposits may be redeemed on demand and, therefore, bear minimal risk.  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable, Credit

Accounts receivable consist of amounts due for the delivery of MagneGas sales to customers.    An allowance for doubtful accounts is considered to be established for any amounts that may not be recoverable, which is based on an analysis of the Company’s customer credit worthiness, and current economic trends.  Based on management’s review of accounts receivable, no allowance for doubtful accounts was considered necessary.   Receivables are determined to be past due, based on payment terms of original invoices.  The Company does not typically charge interest on past due receivables.

Revenue Recognition

The Company generates revenue through two processes: (1) Sale of MagneGas fuel for metal cutting and (2) Sale of its Plasma Arc Flow units.  Additionally we also recognize revenue from territorial license arrangements.

•	Revenue for metal-working fuel is recognized when shipments are made to customers. The Company recognizes a sale when the product has been shipped and risk of loss has passed to the customer.
•
Revenue generated from sales of its production unit is recognized on a percentage of completion, based on the progress during manufacturing of the unit.  Our machine is a significant investment and generally requires a 6 to 9 month production cycle.  During the course of building a unit the actual costs are tracked to our cost estimates and revenue is proportionately recognized during the process.   Significant deposits are required before production.  These deposits are classified as customer deposits.  During our production, costs and progress earnings are accumulated and included in “Costs and earnings” as an asset.

•
Licenses are issued, per contractual agreement, for distribution rights within certain geographic territories.  We recognize revenue ratably, based on the amounts paid or values received, over the term of the licensing agreement.

Inventories

Inventories are stated at the lower of standard cost or market, which approximates actual cost. Cost is determined using the first-in, first-out method.  Inventory is comprised of filled cylinders of MagneGas and accessories (regulators and tips) available for sale and accumulated costs incurred in the manufacturing process of units held for future sales.

Long-Lived Assets

Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives (3-7 years).  Intellectual property assets are stated at their fair value acquisition cost. Amortization of intellectual property assets is calculated by the straight line method over their specific life (15 years).  Historical costs are reviewed and evaluated for their net realizable value of the assets.  The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment existed at December 31, 2010.

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

Stock Based Compensation

The Company issues restricted stock to consultants for various services Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.  The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.   The Company recognized consulting expenses and a corresponding increase to additional paid-in-capital related to stock issued for services.  Stock compensation for the periods presented were issued to consultants for past services provided, accordingly, all shares issued are fully vested, and there is no unrecognized compensation associated with these transactions.  In May 2008 the Company entered into a consulting agreement for services to be rendered over a five year period.  The consulting expense is to be recognized ratably over the requisite service period.

Shipping Costs

The Company includes shipping costs and freight-in costs in cost of goods sold.

Advertising Costs

The costs of advertising are expensed as incurred.  Advertising expenses are included in the Company’s operating expenses. Advertising expense was $14,716, $18,942, $48,535 and $38,827 for the three and nine months ended September 30, 2011 and 2010, respectively

Research and Development

The Company expenses research and development costs when incurred.  Research and development costs include engineering and laboratory testing of product and outputs.  Indirect costs related to research and developments are allocated based on percentage usage to the research and development.

Income Taxes

The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purpose, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

Earnings (Loss) Per Share

Basic earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares outstanding during the year. Diluted earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares.  In periods of net loss, stock equivalents are excluded, as those shares would be anti-dilutive. The Company has issued options to several investors, upon their purchase of shares.  Options, whose strike price is less than the current market value, are considered common stock equivalents and are included in dilutive earnings per share.

	September 30,
	2011		2010
Net Income (Loss)	$(1,080,508)		$56,800

Weighted Average Shares
Common Stock	119,088,587		105,858,259
Common stock equivalents (Options)	-	*	862,754
	119,088,587		106,721,014

* Net loss for the period, options and other dilutive common stock equivalents are anti-dilutive and are excluded from computation.

3.         Recently Issued Accounting Pronouncements

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.  Management has reviewed the aforementioned rules and releases and believes any effect will not have a material impact on the Company's present or future consolidated financial statements.

4.         Inventory

Inventory primarily consists of:

	September 30,	December 31,
	2011	2010
Cylinders and metal cutting fuel	$157,904	$8,381
Units, construction in process	2,026,477	1,546,426

	$2,184,381	$1,554,807

The Company is currently manufacturing four refineries for future sales.

5.         Long Lived Assets

Property and equipment consists of:

	September 30,	December 31,
	2011	2010
Machinery and equipment	$108,683	$46,666
Furniture and office equipment	10,906	-
Truck	4,325	4,325
	123,914	50,991
Less accumulated depreciation	25,800	375
	$98,114	$50,616

Depreciation of equipment was $5,653, $2,244, $16,961 and $5,865 for the three and nine months ended September 30, 2011 and 2010, respectively.

Intellectual property:

The Company owns intellectual property, which it is amortizing on a straight-line basis over the assets useful life.  The Company assesses fair market value for any impairment to the carrying values.  As of December 31, 2010 management concluded that there was no impairment to the intangible assets.

	September 30,	December 31,
	2011	2010
Intellectual property	$727,000	$727,000
Less accumulated amortization	139,394	103,044
	$587,606	$623,956

Future amortization through December 31,:
2011	$12,117
2012	48,467
2013	48,467
2014	48,467
2015	48,467
2016 and thereafter	381,621
	$587,606

Amortization of the intangible assets was $12,116, $12,116, $36,350 and $36,350 for the three and nine months ended September 30, 2011 and 2010, respectively.

Management periodically reviews the valuation of this asset for potential impairments.  Consideration of various risks to the valuation and potential impairment includes, but is not limited to:  (a) the technology’s acceptance in the marketplace and our ability to attain projected forecasts of revenue (discounted cash flow of projections); (b) competition of alternative solutions; and (c) federal and state laws which may prohibit the use of our production machinery as currently designed.   Management has not impaired this asset, to date, and does not anticipate any negative impact from known current business developments. Management continuously measures the marketplace, potential revenue developments and competitive developments in the scientific industry.

6.         Investment in Joint Ventures

On June 25, 2010, the Company entered into agreement with a Belgium company, whereby 250,000 shares of MagneGas Corporation’s common stock and territorial license rights were exchanged for a 20% interest in MagneGas Europe.  The Company valued the investment in the Joint Venture at the fair market value of the shares issued ($23,750).   The Company does not have effective or beneficial control over the European entity and is to account for the investment under the Equity Method.

On June 28, 2010, the Company entered into agreement with DDI Industries, a China company, in formation of MagneGas China.  The Company is to provide mechanical drawings (for complete construction), computer programs, license of patents (Greater China Region), trademarks, etc. of the Plasma Arc Flow Recyclers to the new entity in exchange for a $2 million investment in MagneGas Corporation (received as of September 30, 2010; subscription at a share price of $0.135 or 14,814,814 common shares) and 20% share in MagneGas China.  The Company’s investment has been valued at $466,660, a mutually agreed amount for the technology license.  The MagneGas China entity has been funded in cash for an amount which reflects the intellectual property’s value. The Company does not have effective or beneficial control over the China entity and is to account for the investment under the Equity Method.

Our investments in joint ventures are considered as Level 3, as defined in FASB Accounting Standards Codification (ASC) 820 “ Fair Value Measurements and Disclosures ” (ASC 820), and management considers alternative methods for valuing these investments to determine if there would be impairment to the current carrying value, currently our cost basis.   As of December 31, 2010, management does not believe any impairment exists with regard to the investments in joint ventures.

7.         Deferred Revenue and Customer Deposits

The Company has received deposits on production units and fees for exclusive territorial license.  We have deferred the associated revenues until such time that production order is placed and produced (recognition under percentage of completion method) or through the passage of time (recognition over the life of the license term).

	September 30,	December 31,
	2011	2010
Mexico territory license, non-refundable payment from a company for a six-month period ending February 28, 2011	$150,000	$150,000
China territory license	466,660	466,660
Phillipines, deposit on production unit	100,000	100,000
	716,660	716,660
Portion recognized	266,665	146,666
Deferred revenue and customer deposits	$449,995	$569,994

The amount recognized as revenue under licensing arrangements was $23,333, $0, $119,666 and $0 for the three and nine months ended September 30, 2011 and 2010, respectively.

8.         Income Tax

Provision (Benefit) for Income Taxes

The provision for income taxes consists of the following:

	September 30, 2011	September 30, 2010
Current Tax Provision	$-	$-
Deferred Tax(Benefit) Provision	(645,100)	36,500
Total Tax (Benefit) Provision	$(645,100)	$36,500

A reconciliation of the expected Federal statutory rate of 34% to the Company’s actual rate as reported for each of the periods presented is as follows:

	2010	2009
Expected statutory rate	(34.0)%	34.0%
State Income tax rate, net of federal benefit	(3.2)%	4.3%
Permanent Differences	0.0%	0.0%
Temporary Differences	0.0%	0.0%
Valuation Allowance	0.0%	0.0%
	(37.2)%	38,.3%

Deferred Income Taxes

Deferred income taxes are the result of timing differences between book and tax basis of certain assets and liabilities, timing of income and expense recognition of certain items and net operating loss carry-forwards.

The Company assesses temporary differences resulting from different treatments of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are recorded in our balance sheets. The Company evaluates the realizability of its deferred tax assets and assesses the need for a valuation allowance on an ongoing basis. In evaluating its deferred tax assets, the Company considers whether it is more likely than not that the deferred income tax assets will be realized. The ultimate realization of deferred tax assets depends upon generating sufficient future taxable income prior to the expiration of the tax attributes.  In assessing the need for a valuation allowance the Company must project future levels of taxable income. This assessment requires significant judgment. The Company examined the evidence related to a recent history of tax losses, the economic conditions in which it operates recent organizational changes, its forecasts and projections. The Company therefore has recorded deferred tax assets as of December 31, 2010, as it is satisfied the realization standard for the year ended December 31, 2010.  The Company will continue to evaluate its deferred tax assets to determine whether any changes in circumstances could affect the realization of their future benefit.

The Company had not previously recognized an income tax benefit for its operating losses generated since inception through December 31, 2009 based on uncertainties concerning its ability to generate taxable income in future periods of which, at the time, the realization could not be considered more likely than not.  Based on events subsequent to the balance sheet date, management has re-assessed the valuation allowance and the recognition of its deferred tax losses, however, based on the Company’s history of losses and other negative evidence resulting in the allowance, no income tax benefit will be recognized for prior periods.  The tax benefit for the prior periods, in the amount of $348,800, arising from operating losses as a start-up company and other temporary differences, has been off-set by an equal valuation allowance.

The following is a schedule of the deferred tax assets and liabilities as of September 30, 2011 and 2010:

	September 30,	December 31,
	2011	2010
Deferred Tax Assets
Net Operating Loss Carry Forwards	$1,101,600	$456,500

Deferred Tax Liabilities
Total Deferred Tax Assets (Liabilities)	$-	$-

Net Deferred Tax Asset (Liabilities)	$1,101,600	$456,500

For balance sheet presentation the Company nets its current deferred tax assets and liabilities and non-current deferred tax assets and liabilities.

Management believes that the Company has matured and product acceptance will generate the revenues and achieve a level of profitability that would create taxable income of approximately $1,212,000 which would utilize the recognized deferred tax assets.

Under the Internal Revenue Code of 1986, as amended, these losses can be carried forward twenty years.   As of December 31, 2010 the Company has net operating loss carry forwards remaining from the following years:

Year	Net Operating
Generated	Loss	Expires
2007	375,000	2027
2008	977,000	2028
2009	1,255,000	2029
	$2,607,000

The adoption of provisions, required by Accounting Standard Codification (“ASC”) No. 740, did not result in any adjustments.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ending December 31, 2006 through 2010. The Company state income tax returns are open to audit under the statute of limitations for the years ending December 31, 2006 through 2010.

The Company recognizes interest and penalties related to income taxes in income tax expense. The Company had incurred no penalties and interest for the three and nine months ended September 30, 2011 and 2010.

9.          Equity

The company has two classifications of stock:

Preferred Stock includes 10,000,000 shares authorized at a par value of $0.001. Preferred Stock has been issued as Series A Preferred Stock. Preferred Stock has liquidation and dividend rights over Common Stock, which is not in excess of its par value. The preferred stock has no conversion rights or mandatory redemption features. There have been 2,000 shares of Preferred  Stock issued to an entity controlled by Dr. Ruggero Santilli and other members of the Board of Directors. Each share of Preferred Stock is entitled to 100,000 votes.

Common Stock includes 900,000,000 shares authorized at a par value of $0.001. The holders of Common Stock and the equivalent Preferred Stock, voting together, shall appoint the members of the Board of the Directors. Each share of Common Stock is entitled to one vote.

Common Stock Issuances

Founding contributors were issued 67,052,000 shares during 2007.   As management determined that the Company had negligible value, no value was attributed to the founders’ shares.

During year ended December 31, 2009, the company issued 30,000,000 common shares, valued at $727,000 to secure intellectual property rights and 100,000 common shares under a consulting agreement (see Related Party Transactions). The Consulting agreement was for a five year period, the unearned portion is ratably charged to operations with corresponding reduction to unearned stock compensation, reflected as a contra-equity.

The use of an initial small production refinery has been contributed by Dr. Ruggero Santilli, Chief Executive Officer, Chief Scientist, and Chairman of the Board.  The computed fair value of this refinery is approximately $210,000; the month to month rental agreement is $1,870 per month and has been charged to equipment rental expense in the operating expenses.  To reflect the contributed value, the corresponding entry has been charged to additional paid in capital, and is included in the statement of stockholders’ equity.  Total contributed value was $5,610 and $11,220 for both three and nine months ended September 30, 2011 and 2010.

For the nine month periods ended September 30, 2011 and 2010, the Company issued 2,275,000 and 2,271,000 common shares to employees and consultants as compensation, valued at $441,490 and $220,768, respectively.

On June 1, 2011 (the “Closing Date”), the Company executed agreements for two private offerings of its common stock (each an “Offering”).  In connection with the Offerings, the Company entered into two securities purchase agreements (each a “Securities Purchase Agreement”) with DDI Industry International (Beijing) Co., Ltd (the “Investor”).  Pursuant to the first Securities Purchase Agreement, the Company issued an aggregate of 3,846,254 shares of its common stock (the “Shares”) to the Investor for a purchase price of $500,000, at $0.13 per share.  Pursuant to the second Securities Purchase Agreement, the Company issued an aggregate of 3,333,333 Shares to the Investor for a purchase price of $561,248, at $0.168 per share.  The Company has received the proceeds from both offerings. The second offering, in the amount of $561,248 was received in August 2011.

Prior to this Offering, the Company and the Investor did have a material relationship.  In June 2010, the Company entered into an agreement with the Investor to form a Chinese joint venture (“MagneGas China”).  Pursuant to the agreement, the Investor acquired exclusive MagneGas™ Technology and manufacturing rights for the Greater China Market.  The Investor also acquired 14,814,815 shares of the Company’s common stock at a purchase price of $2 million and purchased a 300Kw Plasma Arc Refinery at a purchase price of $1.855 million.  The Company owns 20% of the equity in MagneGas China and the Company’s Chief Executive Officer, Dr. Ruggero Santilli, is a member of the board of directors.  Allen Feng, the President and Chief Executive Officer of the Investor, is also a member of the Board of Directors of the Company.

Options and Warrants

For the nine months ended September 30, 2011 the Company issued 500,000 warrants to a consultant, exercisable at the market price at the date of issuance. The value of the warrants, as calculated using the Black-Scholes Option Valuation resulted in the warrants value at less than the exercise price, therefore there was no intrinsic value and no compensation has been recorded. There are currently 1,694,763 options and warrants outstanding with exercise prices ranging from $.05 to $.21 per share.

10.      Related Party Transactions

On December 28, 2009 the Company acquired all  relevant patents and intellectual  property for the MagneGas technology from a company, Hyfuels, Inc. related by common management, that originally secured an intellectual property license. The Company issued 30,000,000 shares of common stock, valued at the fair market trading value of the stock at the time of purchase, in exchange for the intellectual property.   Significant terms of the agreement were:

•	Territories defined as: North, South, Central America and all Caribbean Islands ("the Territories"), in perpetuity;
•	The Company acquired the MagneGas domain names and trademarks and the following patents:

•	U.S. Patent No. 6,926,872, issued on August 9, 2005 entitled Apparatus and Method for Producing a Clean Burning Combustible Gas With Long Life Electrodes and Multiple Plasma-Arc-Flows;
•	U.S. Patent No. 6,972,118, issued on December 6, 2005 entitled Apparatus and Method for Processing Hydrogen, Oxygen and Other Gases;

•
U.S. application no. 11/474,687, filed on June 26, 2006 entitled Operating Under High Power, Pressure and Temperature Conditions to Produce A Combustible Gas.  The application has since been issued with Patent number 7,780,924

In February 2008, the Company entered into a 5 year consulting agreement with Dr. Santilli, whose knowledge and expertise of the technology is essential in the development of the MagneGas product. The terms of the consulting agreement consist of issuance of common stock (100,000 shares) and payment of $5,000 per month to Dr. Santilli, upon the determination by the Board of Directors of MagneGas Corporation of achieving adequate funding. The Board has since determined that Dr. Santilli’s monthly accrued salary will be $20,000 per month.

In 2008 an advance in the amount of $10,000 was made by a company owned by a shareholder, for initial deposit for services.  There are no repayment terms to this advance and the amount is payable upon demand.

At various times the Company received advances from a shareholder for an unsecured promissory note.  All funds are at the same terms of the original shareholder note. These promissory notes have no repayment date; however it is payable within 30 days of written demand.  Payment is to include accrued simple interest at 4%.  The balance on the promissory note has been paid in full.

Beginning April 2008 the Company entered into a month-to-month lease, at a monthly rate of $2,500 per month for facilities to occupy approximately 3,000 square feet of a 6,000 square foot building and the use of certain equipment and utilities, as needed.  In January of 2011,the Company expanded to occupy 5,000 square feet of the building and as a result, the rent was increased to $4,000 per month. The facility allows for expansion needs.  The lease is held by a Company that is effectively controlled by Dr. Santilli.

The use of an initial small production refinery has been contributed by Dr. Ruggero Santilli, Chief Executive Officer, Chief Scientist, and Chairman of the Board. The value of the refinery is approximately $210,000; the computed fair value of this month to month rental agreement is $1,870 per month and has been charged to equipment rental expense in the operating expenses, beginning in July 2008. To reflect the contributed value, the corresponding entry has been charged to additional paid in capital, and is included in the statement of stockholders’ equity. Total contributed value was $11,220 and $11,220 for the year ended September 30, 2011 and 2010, respectively.

The Company entered into an agreement to acquire a 20% ownership of Magnegas Europe. This Company is related by common management. The CEO of Magnegas Europe, Ermanno Santilli is also the Vice President of Magnegas Corporation and is the son of Dr. Ruggero M. Santilli.  Dr. Santilli is also a shareholder of Magnegas Europe. There are no other related party transactions, joint venture or royalty agreements. The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

11.       Segment Information

The following information is the results of our operating revenue segments:

	Revenue	Costs	Margin
September 30, 2011
Segments:
Unit Sales	$-	$-	$-
License Fees	119,999	-	119,999
Metal Cutting	106,104	91,087	15,017
	$226,103	$91,087	$135,016

September 30, 2010
Segments:
Unit Sales	$1,755,000	$658,637	$1,096,363
License Fees	-	-	-
Metal Cutting	187,606	65,662	121,944
	$1,942,606	$724,299	$1,218,307

12.       Contingencies

From time to time the Company may be a party to litigation matters involving claims against the Company.  The Company operates with waste, hazardous material and within a highly regulated industry, which may lend itself to legal matters.  Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

13.       Subsequent Event

On August 4, 2011, the Company entered into an Memorandum of Understanding with Grease Depot, Inc. of Florida to operate a refinery on their property, test various liquid waste and produce fuel for the metal working market.  The Company will lease space from Grease Depot, Inc with a profit sharing arrangement.

On October 28, 2011 and November 8, 2011, the Company entered into definitive agreements with investors to sell in a private placement an aggregate of 19,662,500 shares of its common stock and warrants to purchase 19,662,500 shares of its common stock at a purchase price of $0.16 per unit, resulting in gross proceeds to the Company of $3,146,000, before deducting placement agent fees and other offering expenses. The warrants are exercisable at an exercise price of $0.30 per share and expire five years from the initial closing date.

Proceeds from the private placement will be used primarily to launch in full to the national metal working market by installing refinery filling stations in Detroit, wholly owned and operated by MagneGas Corporation, and to significantly expand the Company's fuel cylinder inventory to fill more and larger orders.

39,208,125 Shares of Common Stock
20,170,625 Warrants to Purchase Common Stock

MAGNEGAS CORPORATION

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until      , 2011, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is ______, 2011

PART II— INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution.

Securities and Exchange Commission registration fee	$854
Federal Taxes	0
State Taxes and Fees	0
Transfer Agent Fees	670
Accounting fees and expenses	0
Legal fees and expense	80,000
Blue Sky fees and expenses	2,950
Miscellaneous	0
Total	$84,474

All amounts are estimates other than the SEC’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the directors breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.

Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or were, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or directors has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

We maintain a general liability insurance policy that covers liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities.

On August 4, 2011, we entered into an Engagement Letter with Northland Securities, Inc. to act as placement agent in a private offering (the “Offering”) and, pursuant to the terms of the Engagement Letter, we issued to the placement agent warrants to acquire 150,000 shares of our common stock, exercisable for a period of ten years from the original issuance date with an exercise price of $0.25 per share.  On December 23, 2011 the term of such warrants was amended such that the warrants are exercisable for a period of five years from the original issuance date.

On October 28, 2011, we conducted the Offering of investment units (each, a “Unit” and collectively, the “Units”), each consisting of one (1) share of common stock (the “Shares”) and a five-year warrant to purchase one (1) share of common stock of the Company at an exercise price of $0.30 per share (the “Warrants”). Through this offering, we sold 17,162,500 Units consisting of 17,162,500 Shares and 17,162,500 Warrants.

On November 8, 2011, we held a second closing (the “Second Closing”) of the Offering. In the Second Closing we sold 2,500,000 Units consisting of 2,500,000 Shares and 2,500,000 Warrants.

The sale of the Units and the issuance of the Shares and the Warrants were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”) and/or Regulation S promulgated under the Securities Act (“Regulation S”). We made this determination based on the representations of each Purchaser which included, in pertinent part, that each such Purchaser was (a) an “accredited investor” within the meaning of Rule 501 of Regulation D, (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (c) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S and upon such further representations from each Purchaser that (i) such Purchaser is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) the Purchaser agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) the Purchaser has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (iv) the Purchaser had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) the Purchaser has no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

On November 8, 2011, we issued warrants to acquire 983,125 shares of our common stock (the “Agent Warrants”) to the placement agent and its sub-agents, or their respective designees, in the Offering, of which Agent Warrants to acquire 125,000 shares of the Company’s common stock were issued in connection with the Second Closing and Agent Warrants to acquire 858,125 shares of the Company’s common stock were issued in connection with the initial closing of the Offering. The Agent Warrants are exercisable for a period of five years from the original issuance date with an exercise price of $0.30 per share. The exercise prices of the Agent Warrants are subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances.

Item 16. Exhibits.

See Exhibit Index following the signature page.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereonto duly authorized, in the City of Tarpon Springs, State of Florida, on February 8 , 2012.

MAGNEGAS CORPORATION

By:	/s/ Dr. Ruggero Maria Santilli
Dr. Ruggero Maria Santilli
President and Chief Executive Officer

By:	/s/ Luisa Ingargiola
Luisa Ingargiola
Chief Financial Officer

We, the undersigned officers and directors of MagneGas Corporation, hereby severally constitute Dr. Ruggero Maria Santilli, Scott Wainwright and Luisa Ingargiola, and each of them singly, as true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable MagneGas Corporation to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Ruggero Maria Santilli	Chairman of the Board of Directors and Chief Executive Officer	February 8 , 2012
Dr. Ruggero Maria Santilli

/s/ Scott Wainwright	President and Director	February 8 , 2012
Scott Wainwright

/s/ Luisa Ingargiola	Chief Financial Officer, Secretary and Director	February 8 , 2012
Luisa Ingargiola	(chief accounting officer)

/s/ Carla Santilli	Director	February 8 , 2012
Carla Santilli

/s/ Allen Feng	Director	February 8 , 2012
Allen Feng

EXHIBIT INDEX

Exhibit Number	Description	Filing Method
2.1	Stock Purchase Agreement by and between 4307, Inc. and Clean Energies Tech Co. dated April 2, 2007 (1)	Incorporated by reference

3.1	Certificate of Incorporation (2)	Incorporated by reference

3.2	Bylaws (2)	Incorporated by reference

4.1	Form of Warrant (3)	Incorporated by reference

4.2	Form of Agent Warrant (4)	Incorporated by reference

4.3	Engagement Warrant, issued August 4, 2011 by the Company, as amended December 23,2011 (5)	Incorporated by reference

5.1	Opinion of Anslow & Jaclin LLP	Filed herewith

10.1	Consulting Agreement with Dr. Santilli (6)	Incorporated by reference

10.2	Employment Agreement with Scott Wainwright (7)	Incorporated by reference

10.3	Joint Venture Agreement among DDI Industry International (Beijing) Co., Ltd., MagneGas Corporation and Hy Fuels, Inc. dated June 22, 2010 (8)	Incorporated by reference

10.4	Securities Purchase Agreement by and between DDI Industry International Inc. Limited and MagneGas Corporation dated June 22, 2010 (8)	Incorporated by reference

10.5	Securities Purchase Agreement by and between MagneGas Corporation and MagneGas Arc Applied Solutions Europe dated June 25, 2010 (9)	Incorporated by reference

10.6	Securities Purchase Agreement by and between MagneGas Corporation and DDI Industry International (Beijing) Co., Ltd., for the principal amount of $500,000, dated June 1, 2011 (10)	Incorporated by reference

10.7	Securities Purchase Agreement by and between MagneGas Corporation and DDI Industry International (Beijing) Co., Ltd., for the principal amount of $561,248, dated June 1, 2011 (10)	Incorporated by reference

10.8	Form of Purchase Agreement (3)	Incorporated by reference

23.1	Consents of Independent Registered Public Accounting Firm	Filed herewith

24.1	Powers of Attorney	Included with signatures

101.INS *	XBRL Instance Document	Furnished herewith

101.SCH *	XBRL Taxonomy Schema	Furnished herewith

101.CAL *	XBRL Taxonomy Calculation Linkbase	Furnished herewith

101.DEF *	XBRL Taxonomy Definition Linkbase	Furnished herewith

101.LAB *	XBRL Taxonomy Label Linkbase	Furnished herewith

101.PRE *	XBRL Taxonomy Presentation Linkbase	Furnished herewith

*XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

(1) Filed as an Exhibit on Current Report to Form 8-K with the SEC on April 5, 2007.
(2) Filed as an Exhibit on Form 10SB with the SEC on April 3, 2006.
(3) Filed as an Exhibit on Current Report to Form 8-K with the SEC on October 28, 2011.
(4) Filed as an Exhibit on Current Report to Form 8-K with the SEC on November 8, 2011.
(5) Filed as an Exhibit on Form S-1/A with the SEC on January 25, 2012.
(6) Filed as an Exhibit on Form 10-Q with the SEC on August 14, 2008.
(7) Filed as an Exhibit on Form S-1 with the SEC on December 20, 2011.
(8) Filed as an Exhibit on Current Report to Form 8-K with the SEC on June 25, 2010.
(9) Filed as an Exhibit on Current Report to Form 8-K with the SEC on June 30, 2010.
(10) Filed as an Exhibit on Current Report to Form 8-K with the SEC on June 3, 2011.